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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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City National Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CITY NATIONAL CORPORATION

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

        We invite you to attend the 2014 Annual Meeting of Stockholders of City National Corporation to be held on April 23, 2014 at 4:30 p.m. Pacific Time at City National Center, 400 N. Roxbury Drive, Beverly Hills, California.

        At the meeting you will be asked to:

  1.
  Elect ten directors;

  2.
  Ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2014;

  3.
  Approve, on an advisory basis, the compensation of our named executive officers; and

  4.
  Transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

        Stockholders of record at the close of business on March 7, 2014 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO CAST YOUR VOTE ON THE INTERNET, BY TELEPHONE, OR BY COMPLETING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. SPECIFIC INSTRUCTIONS FOR VOTING ON THE INTERNET OR BY TELEPHONE ARE ATTACHED TO THE PROXY CARD.

        Copies of our 2013 Summary Annual Report and Annual Report on Form 10-K for the year ended December 31, 2013, which includes our audited financial statements, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 19, 2014. You may also access our 2013 Summary Annual Report and Annual Report on Form 10-K for the year ended December 31, 2013 at www.cnb.com/investor-relations/investor-kit.asp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 23, 2014: Our Proxy Statement and 2013 Summary Annual Report are available online at
www.cnb.com/investor-relations/investor-kit.asp

        We appreciate your continuing support and look forward to seeing you at City National Corporation's annual meeting.

Sincerely,

RUSSELL GOLDSMITH Chairman of the Board and Chief Executive Officer
Los Angeles, California March 19, 2014

CITY NATIONAL CORPORATION
555 South Flower Street
Los Angeles, California 90071
(213) 673-7700

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 2014

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
PROXY MATERIALS AND VOTING

Why did I receive this proxy statement?

You have received this proxy statement because the Board of Directors (the "Board") of City National Corporation (the "Company") is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders to be held on Wednesday, April 23, 2014 at 4:30 p.m. Pacific Time. You are cordially invited to attend the annual meeting and are requested to vote on the Proposals described in this proxy statement. The annual meeting is being held at City National Center at 400 N. Roxbury Drive, Beverly Hills, California, 90210.

What proposals are being voted on at the annual meeting and how does the Board recommend I vote?

Proposal		Board Recommendation
1	The election of ten directors	FOR
2	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2014	FOR
3	The approval, on an advisory basis, of the compensation of our named executive officers	FOR

Who can vote at the annual meeting?

Only stockholders of record of the Company's common stock at the close of business on March 7, 2014, may vote at the annual meeting. At the close of business on March 7, 2014, there were 54,881,855 shares of the Company's common stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting.

How many votes are needed to hold the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on March 7, 2014 will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How do I vote my shares?

You may vote by granting a proxy, or for shares held in "street name" through a broker or other nominee, by submitting voting instructions to your broker or other nominee. If your shares are held in street name, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in street name.

If you hold your shares as the stockholder of record, follow the instructions on each proxy card you receive to vote either on the Internet, by telephone, or by mailing your signed proxy card in the enclosed return envelope. Your shares will be voted as you direct.

If you do not tell us how you want to vote your shares, and we are permitted to vote on your behalf, your shares will be voted as follows:

  •
  FOR each of the Board's nominees for election as director,

  •
  FOR ratification of KPMG LLP as our independent registered public accounting firm,

  •
  FOR the compensation of our named executive officers, on an advisory basis.

If you are the record holder of the shares, you may change or revoke your vote at any time before it is counted at the annual meeting by (i) filing a timely written notice of revocation with our Secretary at 555 South Flower Street, Los Angeles, California 90071, (ii) attending the annual meeting and voting in person, or (iii) submitting a later dated proxy card. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted. If you revoke by mail or by using the telephone or Internet voting options, we must receive the revocation several hours before the annual meeting begins. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach us. Once the annual meeting begins you can only revoke your proxy in person. Once the polls close at the annual meeting, the right to revoke ends. If you have not properly revoked your proxy, we will vote your shares in accordance with your most recent valid proxy.

In addition, if other matters are properly presented for voting at the annual meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the annual meeting.

How do I vote my shares if they are held in the name of my broker?

If your shares are held by your broker or other nominee, you must vote your shares through your broker or other nominee. You should receive a form from your broker or other nominee asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker or other nominee, including instructions for voting by telephone or on the Internet. You may change your vote by submitting new voting instructions to your broker or other nominee.

If you do not give instructions to your broker or other nominee, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange ("NYSE"), brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but do not have discretion to vote on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the annual meeting. A broker non-vote occurs when a broker has not received voting instructions from the customer and the broker cannot vote the shares because the matter is not considered a routine matter under NYSE rules. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.

How do I vote my shares that I hold in the City National Corporation Profit Sharing Plan?

If you hold shares in your account under the City National Corporation Profit Sharing Plan ("Profit Sharing Plan"), you will receive directions on how to submit your voting instructions as part of your proxy materials. For any shares you hold in the Profit Sharing Plan, if your voting instructions are not received by Friday, April 18, 2014, your shares will be voted in proportion to the way the other Profit Sharing Plan participants voted their shares. If your shares are held in our Profit Sharing Plan, you may change your vote by following the voting instructions included as part of your proxy materials, except that any changes to your voting instructions must be provided by Friday, April 18, 2014. You will not be able to change your vote after this deadline.

What is the vote required for each proposal?

Proposal		Vote Required	Broker Discretionary Voting
1	Election of Directors	Votes cast "For" the nominee must exceed the number of votes cast "Against" the nominee	No
2	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2014	Affirmative vote of majority of the shares entitled to vote and present in person or represented by proxy	Yes
3	The approval, on an advisory basis, of the compensation of our named executive officers	Affirmative vote of majority of the shares entitled to vote and present in person or represented by proxy	No

With respect to each Proposal, you may vote "For", "Against" or "Abstain". With regard to Proposal 1, pursuant to our bylaws, we will not count abstentions or broker non-votes as either for or against a director, therefore abstentions and broker non-votes will have no effect on the election of a director. If you "Abstain" from voting on Proposals 2 or 3, the abstention will have the same effect as an "Against" vote and broker non-votes will not be counted and therefore have no effect on these proposals. Proposal 3 is an advisory vote and is non-binding on our Board.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2013 Summary Annual Report, Annual Report on Form 10-K for the year ended December 31, 2013, and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copies by e-mail to investor_relations@cnb.com, by facsimile to (213) 673-7622, by calling (213) 673-7615 or (800) 773-7100 or through our website at www.cnb.com/investor-relations.

Why might I receive multiple voting instruction forms and/or proxy cards?

If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you are an employee of the Company, you will receive a voting instruction card for all the shares you hold in the Profit Sharing Plan and you will receive a proxy card for any restricted shares of our common stock you hold. In each case, please follow the voting instructions on the card or form you receive to vote your shares on the Internet, by telephone or by completing and returning each proxy card and voting instruction form that you receive.

Who is paying for this solicitation?

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, the Internet or other means by certain directors, officers and employees who will receive no additional compensation for their services. We have engaged Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to assist in the solicitation of proxies at an estimated fee of $20,000 plus disbursements. We will pay brokers and others who hold our common stock in their name for the expenses of forwarding the proxy materials to the beneficial owners of the common stock.

What are the guidelines for attending the meeting?

Any stockholder entitled to vote at the annual meeting may attend the annual meeting. If you plan to attend the annual meeting, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 7, 2014. Failure to bring such a letter may prevent you from attending the meeting and voting at the meeting.

How do I get more information about the Company?

With this proxy statement, we are also sending you our 2013 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2013, which includes our financial statements. At your written request directed to the address below, we will send you additional copies of these reports without charge, and we also make these items available on our website at www.cnb.com/investor-relations/investor-kit.asp. The Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission ("SEC") but not the exhibits. If you wish to receive copies of the exhibits, you may request them from us by mail or e-mail at the following contact information. We will send the exhibits to you upon payment of our reasonable expenses for doing so.

  Investor Relations
  City National Corporation
  555 S. Flower Street, 9th Floor
  Los Angeles, California 90071
  E-mail: investor_relations@cnb.com

Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. The other materials available in the online investor kit include our annual reports on Form 10-K and quarterly reports on Form 10-Q. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board has nominated Russell Goldsmith, Bram Goldsmith, Mohamad Ali, Richard L. Bloch, Kenneth L. Coleman, Ashok Israni, Bruce Rosenblum, Peter M. Thomas, Robert H. Tuttle and Christopher J. Warmuth for election at this year's annual meeting to serve for a one-year term expiring at our next annual meeting or until their successors have been duly elected and qualified. The Compensation, Nominating & Governance Committee ("CN&G Committee") has determined that each nominee satisfies the director qualification criteria and factors set forth in our Corporate Governance Guidelines, as described below under Corporate Governance. Each director will be elected by a vote of the majority of the votes cast, meaning that the number of votes cast "For" a director's election must exceed the number of votes cast "Against" that director.

        Set forth below is information about each nominee for election as a director. Each nominee is also a director of City National Bank (the "Bank"), a wholly-owned subsidiary of City National Corporation (references to the "Company" in this proxy statement include the Bank unless the context otherwise requires or indicates). Effective at the 2014 annual meeting, our Board is fully declassified in accordance with an amendment to our Restated Certificate of Incorporation approved by our stockholders in 2012 and all director nominees are recommended for election for a one-year term ending at the next annual meeting. At present, our Board consists of twelve directors. Effective upon the election of the director nominees at the annual meeting, the Board will be reduced to ten directors. After many years of dedicated service, Kenneth Ziffren and Ronald L. Olson will not be standing for reelection consistent with our non-employee director retirement policy. We thank them for their valued service.

        Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote "FOR" the election of the nominees. If one or more of the nominees unexpectedly becomes unavailable to serve as a director, the proxies may be voted for one or more substitute nominees selected by our Board, or the authorized number of directors may be reduced. If the authorized number of directors is reduced for any reason, the proxies will be voted for the election of the remaining nominees named in this proxy statement. All nominees have consented to being named in this proxy statement and to serve if re-elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF RUSSELL GOLDSMITH, BRAM GOLDSMITH, MOHAMAD ALI, RICHARD L. BLOCH, KENNETH L. COLEMAN, ASHOK ISRANI, BRUCE ROSENBLUM, PETER M. THOMAS, ROBERT H. TUTTLE AND CHRISTOPHER J. WARMUTH

2014 Nominees for Election to the Board:

Name	Age	Principal Occupation and Other Directorships/Qualifications	Director of City National Bank Since	Director of City National Corporation Since
Russell Goldsmith(1)	63	Chief Executive Officer and Vice Chairman of City National Corporation and Chairman of the Board and Chief Executive Officer, City National Bank since October 1995. President of City National Corporation since May 2005. Chairman of the Board of City National Corporation since October 2013. Representative of the Twelfth District to the Federal Reserve's Federal Advisory Council from 2008 through 2011 and Vice President of that entity for 2010 and 2011. Director of Wynn Resorts, Limited from May 2008 to December 2012.	1978	1979

Mr. Goldsmith contributes to the Board his broad knowledge of the banking, legal and entertainment industries; a deep understanding of the Company and its personnel, clients, and communities, as well as its operations, strategy, value proposition and history; and strong management and leadership skills from his extensive experience as a community, business and industry leader, including his service as the former Chairman and Chief Executive Officer of Republic Pictures, as Vice Chairman of the San Diego Padres, as an attorney, and on other public company boards.

Bram Goldsmith(1)	90	Chairman Emeritus of the Board, City National Corporation, since October 2013. Chairman of the Board, City National Corporation, for more than the past five years and until October 2013.	1964	1969

Mr. Goldsmith contributes to the Board his many years of experience as a successful real estate developer and as a leader of both the banking industry and the Company. He brings to the Board his unique perspective as one of the earliest clients and one of the earliest stockholders of the Bank, his 49 years as a director of the Company, his service as the Chairman of the Company since 1975, and as the Chief Executive Officer of the Company from 1975 to 1995.

Name	Age	Principal Occupation and Other Directorships/Qualifications	Director of City National Bank Since	Director of City National Corporation Since
Mohamad Ali	43	Chief Strategy Officer, Hewlett Packard, from August 2012 to the present; Chief Executive Officer, Workforce Optimization Division, Aspect Software, from April 2012 to August 2012; Senior VP, Corporate Development and Strategy and President, Avaya Client Services, Avaya Corporation, July 2009 to April 2012.	2013	2013

Mr. Ali contributes to the Board a global strategic perspective on trends in the technology industry and significant experience and specific knowledge and insights regarding the Massachusetts and Silicon Valley technology communities. Mr. Ali has extensive experience managing and leading the strategic development of technology companies and business units of major corporations, including IBM, Avaya and Aspect and has significant experience leading the acquisition of numerous technology companies and assessing investment risk from various vantage points.

Richard L. Bloch	84	President, Piñon Farm, Inc. and Co-management Partner of CLB Partners, a financial and investment banking consultancy, for more than the past five years.	1974	1979

Mr. Bloch contributes to the Board his entrepreneurial skills and abilities as an experienced business leader in the real estate and entertainment industries and as a public servant, with extensive knowledge of and contacts in the San Diego community and a broad-based understanding of the Company from his years of service on the Company's Board.

Name	Age	Principal Occupation and Other Directorships/Qualifications	Director of City National Bank Since	Director of City National Corporation Since
Kenneth L. Coleman	71	Chairman, Saama Technologies, Inc., a business analytics services company, since January 2013, Non-executive Chairman of the Board, MIPS Technologies, a technology provider, from November 2010 to February 2013 and Director from January 1998 to February 2013. Director United Online, Inc. since September 2001. Non-executive Chairman of the Board, Accelrys, Inc., a software provider, from February 2006 to December 2011 and Director since May 2003.	2003	2003

Mr. Coleman contributes to the Board his highly successful executive and entrepreneurial experience in the computer and technology industry, knowledge about the Northern California economy, extensive experience in human resources, strong skills in evaluating business issues and making strategic business judgments, and understanding the impact of science and technology on consumers, companies and the economy. Mr. Coleman also has unique experience in the management of the Information Technology function to ensure that it maximizes its impact on the enterprise.

Ashok Israni	66	President and Chairman, Pacifica Companies, a real estate development and investment firm, and a private real estate investor, for more than the past five years.	2007	2007

Mr. Israni contributes to the Board his significant knowledge of real estate development and investment, his in-depth knowledge of the economy in San Diego and Southern California, a broad understanding of the real estate economy in California and around the world, and the ability to analyze complex business problems and develop creative solutions arising from his substantial success as an entrepreneur.

Bruce Rosenblum	55	President, Legendary Television and Digital Media, an entertainment company, since June 2013. President, Warner Bros. Television Group, an entertainment company, from September 2005 to May 2013. Chairman and Chief Executive Officer, Academy of Television Arts & Sciences, since January 2012.	2007	2007

Mr. Rosenblum contributes to the Board his significant achievement and experience in the entertainment business and knowledge regarding the entertainment industry and clients, as well as skills in evaluating business and legal issues, handling personnel, compensation and operational matters and strategic planning.

Name	Age	Principal Occupation and Other Directorships/Qualifications	Director of City National Bank Since	Director of City National Corporation Since
Peter M. Thomas	63	Managing Partner, Thomas & Mack Co., LLC, a commercial real estate development company, for more than the past five years. From 1992 to 1995, President and Chief Operating Officer of Bank of America-Nevada; and from 1982 to 1992, President and Chief Operating Officer of Valley Bank of Nevada. Director of Boyd Gaming Corporation since April 2004.	2003	2003

Mr. Thomas contributes to the Board his extensive experience in the banking, finance and commercial real estate industries, including service on other public company boards, as well as strong management skills, financial sophistication and expertise, and the ability to make strategic decisions and provide valuable insight into the Nevada economy and competitive landscape.

Robert H. Tuttle	70

Co-managing Partner, Tuttle-Click Automotive Group, an automotive dealer, since November 2009 and from 1989 to July 2005. From July 2005 to February 2009, U.S. Ambassador to the Court of St. James's, London, England. From 1988 to 1989, Assistant to the President and Director of Presidential Personnel, The White House, from 1985 to 1988, Deputy Assistant to the President and Director of Presidential Personnel, The White House, and from 1982 to 1985, Special Assistant to the President, The White House. Director, City National Corporation from 2002 to 2005 and Arizona Bank from 1989 to 1998. From 1994 to 1998, Chairman of the Executive Committee of Arizona Bank.

			2010	2010

Mr. Tuttle contributes to the Board his experience as a business leader, former bank director and distinguished public servant, with extensive knowledge of international relations and markets, strong relationships within the global community and the perspective and insight as the Chief Executive Officer of a large automotive group as well as a deep understanding of the Orange County economy. Mr. Tuttle has extensive experience with human resources, business operations, sales, service and marketing, and the ability to make complex, sophisticated decisions.

Name	Age	Principal Occupation and Other Directorships/Qualifications	Director of City National Bank Since	Director of City National Corporation Since
Christopher J. Warmuth	59	Executive Vice President, City National Corporation and President, City National Bank since May 2005. Chief Credit Officer, City National Bank from June 2002 to May 2005.	2005	2005

Mr. Warmuth contributes to the Board his broad based knowledge of the banking and real estate industries, an in-depth understanding of the Company, its businesses and operations, including credit policy and risk management; and valuable and strategic insight into the Company's challenges and opportunities.

(1)
Russell Goldsmith is the son of Bram Goldsmith.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

        Our Board has ratified the decision of the Audit & Risk Committee to appoint KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although we are not required to do so, it has been our practice to seek stockholder ratification of this appointment as a matter of good corporate governance. KPMG has audited our financial statements since 1993. Representatives of KPMG will be present at our annual meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

        If the stockholders fail to ratify the selection, the Board may reconsider whether or not to retain KPMG and reserves the discretion to retain KPMG as our independent registered public accounting firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Company and its stockholders.

        We incurred the following fees in 2013 and 2012 for professional services provided by KPMG:

	2013	2012
Audit Fees(1)	$2,073,000	$1,898,000
Audit-Related Fees(2)	291,000	289,000
Tax Fees(3)	96,000	152,000

Total Fees	$2,460,000	$2,339,000

(1)
Audit Fees represented fees for professional services provided in connection with the integrated audit of the Company's financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-Related Fees consisted of professional services related to audits of employee benefit plans, internal control reviews of wealth management department operations, AIMR performance attestations regarding the wealth management department and other audit services requested by management, which are in addition to the scope of the financial statement audit.

(3)
Tax Fees included tax return review and tax compliance advice.

        The Audit & Risk Committee's policy is to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm. Pre-approvals are generally provided for up to one year, are detailed as to the particular service or category of services, and are subject to a specific budget. The Audit & Risk Committee has delegated pre-approval authority to its Chairman when expedited approval of services is necessary. All of the services provided by KPMG in 2013 and 2012 were approved in accordance with our policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION
OF THE SELECTION OF KPMG AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

CORPORATE GOVERNANCE

        We are committed to maintaining the highest standards of business conduct and corporate governance. We regularly review our governance practices and update them, as appropriate, based upon applicable state law, NYSE rules and listing standards, SEC regulations, and market and best practices. Our corporate governance program includes robust risk management and compliance policies, practices and programs. Our framework for corporate governance is described below.

Majority Vote Standard for Election of Directors

        Consistent with our commitment to review and update our governance practices, in 2011 our Board amended our bylaws to provide for majority voting in uncontested elections and plurality voting in any election that is contested. Our Board also updated our Corporate Governance Guidelines to provide that any director who fails to receive a sufficient number of votes for reelection at the annual meeting of stockholders must offer to resign. Our CN&G Committee and the Board have 90 days to act on the tendered offer to resign.

Board Leadership Structure

        Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer ("CEO"), an independent director who serves as our Lead Independent Director and Board committees led by independent directors. Prior to October 2013, Bram Goldsmith served as Chairman of the Board providing strong leadership and guidance from his perspective as one of the earliest clients of the Bank and years of experience as an executive of the Company. In October 2013, after careful consideration, our Board determined to combine the offices of Chairman of the Board and CEO of the Company, as such roles have been combined for the Bank since 1995. Our Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company's ability to communicate its message and strategy clearly and consistently to our stockholders, employees and clients. In making the decision to combine these offices, the Board also considered our CEO's extensive experience and knowledge regarding the Company and the financial services industry, his 18 years of strong leadership of the Company as CEO and his strong ties to critical business segments of the Company.

        In addition to appointing the Chairman of the Board, the Board also appoints a Lead Independent Director as provided in our Corporate Governance Guidelines. The duties of the Lead Independent Director are consistent with strong corporate governance practices and include presiding at executive sessions of the Board, facilitating communication between the Chairman of the Board and the non-employee directors, as appropriate, and performing such other functions as the Board may direct, including, without limitation, advising on Board agendas, Board meeting materials and Board schedules. Kenneth Ziffren has historically served as our Lead Independent Director. Mr. Ziffren is not standing for reelection at the 2014 annual meeting in compliance with the non-employee director retirement policy included in our Corporate Governance Guidelines. Consistent with its regular practice, the Board will appoint a Lead Independent Director at the organizational meeting of the Company which immediately follows the annual meeting of stockholders.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of our directors will be independent. We have long maintained a Board with a substantial majority of directors who are not employees of the Company. Currently, independent directors comprise more than two-thirds of our Board and 100% of our Audit & Risk Committee and CN&G Committee. Our Board has adopted independence standards to assist in determining each director's independence which are included as part of our Corporate

Governance Guidelines. Our independence standards are structured to provide a framework for Board decisions that are free of relationships that may impair, or appear to impair, our Board's ability to make independent collective judgments, and to ensure that all permitted transactions between the Company and a director or his immediate family or their respective primary business affiliations are made on an arm's-length basis and are on market terms. The independence standards include a combination of economic tests and require confirmation that relationships are maintained on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

        In February 2014, our CN&G Committee, Audit & Risk Committee, and Board reviewed the relationship of the Company with each of our current non-employee directors and determined that each of the following persons is an independent director as defined by the NYSE listing standards and our independence standards: Mohamad Ali, Richard L. Bloch, Kenneth L. Coleman, Ashok Israni, Ronald L. Olson, Bruce Rosenblum, Peter M. Thomas, Robert H. Tuttle and Kenneth Ziffren.

        In making its independence determinations, the CN&G Committee, the Audit & Risk Committee, and the Board considered the following ordinary course, non-preferential relationships in 2013 between us and our subsidiaries and our independent directors, director nominees, their immediate family members, and any entity of which the independent director (or their immediate family member) is a principal, executive officer, or greater than 5% equity holder:

  •
  The Bank and other subsidiaries had ordinary course banking, financial services, and wealth management relationships with certain members of the Board, some of their respective immediate family members and some of the entities affiliated with such directors and their immediate family members.

  •
  The Company or its subsidiaries received legal services in the ordinary course from the law firm of Munger, Tolles & Olson LLP in which Ronald L. Olson, a director of the Company, is a partner. The amounts paid for the legal services are below the thresholds in our independence standards and the NYSE listing standards.

  •
  The Bank is party to an ordinary course commercial transaction for data storage services with Switch Communications Group, LLC ("Switch Communications") negotiated on arm's-length, market terms. Switch Communications owns and operates high security data centers. Peter M. Thomas, a director of the Company, owns, either directly or indirectly, approximately a 6% equity interest as a passive investor in Switch Communications without any active oversight or management control. The payments made to Switch Communications for services are based on competitive rates made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated entities. The amounts paid to Switch Communications are below the thresholds in our independence standards and the NYSE listing standards.

        The CN&G Committee, Audit & Risk Committee and the Board have each determined that, based on the information available, none of these relationships was material.

Board Meetings and Committees; Annual Meeting Attendance

        Directors are expected to attend our annual meeting of stockholders, regular and special meetings of the Board and meetings of the committees on which they serve. In 2013, there were nine meetings of the Board, and each current director, other than Mr. Tuttle, attended at least 75% of the total number of meetings of the Board and Board committees on which that director then served. In addition, all directors serving on the Board at the time of the 2013 annual meeting of stockholders, other than Mr. Bloch and Mr. Tuttle, attended our 2013 annual meeting of stockholders.

        The table below lists the names of our directors who were serving as directors as of December 31, 2013. The table also lists each Board committee on which that person served during 2013 and the number of meetings held by the full Board and each standing committee. As it deems appropriate, our Board may form new committees or disband committees, other than the Audit & Risk Committee and the CN&G Committee. The chair of each committee determines the frequency and agenda of committee meetings. Members are designated with a "✓".

Wealth Management & Fiduciary Committee
Name	Board of Directors	Audit & Risk Committee(1)	CN&G Committee	Special Matters Committee		Community Reinvestment Act Committee
Mohamad Ali	✓(2)
Richard L. Bloch	✓	✓	✓
Kenneth L. Coleman	✓		✓			Chair
Bram Goldsmith	✓(3)					✓
Russell Goldsmith	Chair(3)			✓
Ashok Israni	✓				✓	✓
Ronald L. Olson	✓				Chair
Bruce Rosenblum	✓	✓(4)	Chair
Peter M. Thomas	✓	Chair(5)		✓	✓
Robert H. Tuttle	✓		✓
Christopher J. Warmuth	✓				✓	✓
Kenneth Ziffren	✓	✓		Chair
Number of 2013 Meetings	9	13	6	0	4	4

(1)
The Audit & Risk Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

(2)
Mohamad Ali was appointed to the Board effective September 1, 2013.

(3)
Bram Goldsmith was Chairman of the Board of City National Corporation until October 1, 2013. Russell Goldsmith became Chairman of the Board of City National Corporation on October 1, 2013.

(4)
Bruce Rosenblum was appointed to the Audit & Risk Committee on April 17, 2013.

(5)
Identified as the Audit & Risk Committee "Audit Committee Financial Expert" as defined by the SEC.

Board of Directors' Role in Risk Oversight

        The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the charters of each of the committees.

        The Audit & Risk Committee monitors the Company's overall risk profile, as established by the Board, including credit, market, liquidity, operational and regulatory risk management activities, and reviews and approves the activities of key management governance committees that regularly evaluate risks and internal controls for the Company. These management committees include the Asset Liability Management Committee, Credit Policy Committee, Senior Operations Risk Committee, Risk Council, Disclosure Committee and Product Review Committee. The Risk Council reviews the development, implementation and maintenance of risk management processes from a Company-wide perspective, and assesses the adequacy and effectiveness of the Company's risk management policies and the Enterprise Risk Management Program. Other management committees, with representatives from the Company's various lines of business and affiliates, address and monitor specific risk types and report periodically to the key management committees. The Senior Risk Management Officer, and the Internal Audit and Credit Risk Review Departments provide the Audit & Risk Committee with independent assessments of the Company's internal controls and related systems and processes. The Senior Risk Management Officer also regularly presents to the Audit & Risk Committee an assessment of "emerging risks" which is a dynamic view of both internal and external risks that the Company faces. The Wealth Management & Fiduciary Committee reviews and assesses all key risk issues related to the wealth management and fiduciary activities of the Company and reports regularly to the Board on its activities. Together with the Senior Risk Management Officer of the Company, the CN&G Committee engages in a risk assessment of the employee compensation plans of the Company and reports its findings and conclusions to the Board.

        Each of these Board committees makes regular reports to the full Board regarding their deliberations and actions. Managers from each of the primary functional lines of business make presentations to the Board throughout the year summarizing key business issues and challenges. The CEO schedules longer "focus" presentations to the Board regarding strategic planning, annual budget, capital plan, compensation, products and technology, among other areas. The Senior Risk Management Officer makes a regular report directly to the Board regarding enterprise risk management of the Company and provides the Board with annual and periodic supervisory examination reports from the Company's primary regulators. The primary regulators of the Bank and the Company also make annual presentations to the Board. Finally, our Chief Financial Officer ("CFO") provides monthly financial reporting packages to the Board.

Corporate Governance Guidelines, Codes of Conduct and Committee Charters

        Our Corporate Governance Guidelines establish significant corporate governance policies and practices for our Company. Our codes of conduct are comprised of our Code of Ethics for Senior Financial Officers and our Principles of Business Conduct and Ethics (collectively, "Codes of Conduct") for our directors, officers and colleagues. Each standing committee of our Board operates pursuant to a written charter which states each committee's functions and duties. Each committee's charter is reviewed, revised, as appropriate, and reaffirmed annually. Further information regarding certain of our Board committees is set forth below.

        Please visit our website at www.cnb.com/investor-relations/corporate-governance ("Corporate Governance Web Page") to view our Corporate Governance Guidelines, Codes of Conduct and committee charters as well as additional information about our Board, committees and corporate governance. We will post on this website any amendments to the Corporate Governance Guidelines, Codes of Conduct or committee charters, and any waivers of the Codes of Conduct for directors and executive officers. There were no waivers in 2013.

Transactions with Related Persons

        We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by our Board.

        With respect to other transactions involving the Company in which a director or executive officer or immediate family member may have a direct or indirect material interest, pursuant to its charter, the Audit & Risk Committee has the authority to review and approve insider and affiliated person transactions ("related party transactions"), other than transactions involving director or officer compensation or otherwise related to an employment relationship with the Company, and reports to the Board with respect to related party transactions approved by the Committee. The CN&G Committee, pursuant to its charter, has the authority to review and approve related party transactions involving director or officer compensation or otherwise related to an employment relationship with the Company and reports to the Board with respect to related party transactions approved by the Committee.

        Prior to the Company entering into any related party transactions, the Audit & Risk Committee, or the CN&G Committee, as applicable, reviews the terms of the transaction to ensure that they are fair and reasonable, on market terms, were made on an arm's-length basis and comply with the Company's Codes of Conduct. The applicable Board committee then reports to the Board on the related party transaction approved. The Board has the authority to review any related party transaction directly, in lieu of approval by the applicable committee.

        A number of our directors and executive officers, their immediate family members, and certain business organizations associated with them, have been, and expect to continue to be, depositors, borrowers or clients of the Bank. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. Other transactions were in the ordinary course of business and on non-preferential terms and conditions. The following related party transactions were reviewed and approved in 2013 in accordance with our policies regarding transactions with related persons:

  •
  Bram Goldsmith currently serves as the Chairman Emeritus of the Board of the Company and as an untitled officer of the Bank pursuant to an employment agreement approved by our Board on May 15, 2003 for an initial two year term, which was extended for two additional years, and subsequently extended for eight additional one year terms, with the most recent extension to May 14, 2015, as approved by the CN&G Committee. The agreement provides for an annual base salary of $350,000 and an annual incentive bonus not to exceed $150,000, with the total amount of base and bonus not to exceed $500,000. For fiscal year 2013, Bram Goldsmith received base and incentive bonus in the amount of $500,000. Bram Goldsmith is a participant in the Strategy & Planning Committee Change in Control Severance Plan which provides that following a defined change in control event, cash severance payments are made upon an involuntary or good reason termination.

  •
  Peter M. Thomas, a director of the Company, owns, either directly or indirectly, approximately a 6% equity interest as a passive investor in Switch Communications without any active oversight or management control. Mr. Thomas' sibling is a member of the Board of Managers of Switch Communications, but is not involved in day to day operations. Mr. Thomas' family members, together with the family members of another member of the Board, own collectively, either directly or indirectly, an approximately 24% interest in Switch Communications. The Bank is party to an arm's-length, negotiated, ordinary course commercial transaction with Switch Communications to provide data storage services. In 2013, the Bank paid Switch Communications a total of approximately $891,655. The Bank's transactions with Switch Communications represent less than the greater of $1 million or 2% of Switch's revenues in 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the 1934 Act requires directors and executive officers of the Company and persons who own more than 10% of the Company's common stock ("10% Owners") to file reports of initial ownership of the Company's common stock and subsequent changes in ownership with the SEC and to provide us with copies of such reports. Based solely on a review of the copies of such reports and written representations furnished to us by reporting persons that no other reports were required to be filed during 2013, the Company's directors, officers and 10% Owners complied with all Section 16(a) filing requirements in a timely manner in 2013, with the exception of the following reports that were not filed timely due to administrative error related to systems and process conversion issues which have been remedied: two Form 4s for each of Michael B. Cahill and Brian Fitzmaurice (related to shares withheld for taxes upon RSU vesting), one Form 4 for each of Christopher Carey and Bram Goldsmith (related to the 2013 bonus deferral into the Executive Deferred Compensation Plan) and one Form 4 for Russell Goldsmith (related to dividend reinvestment into the CNC Stock Fund (defined below)).

 Committees of the Board

        The Board has two principal committees: The CN&G Committee and the Audit & Risk Committee, the responsibilities of which are described below.

The Compensation, Nominating & Governance Committee

        The CN&G Committee is appointed by the Board to assist with director and officer compensation matters, recommend director nominees, and review and recommend appropriate policies and guidelines for governance matters. The CN&G Committee reports regularly to the Board regarding compensation matters. Each member of the CN&G Committee is an independent director as defined by the requirements of the NYSE and our independence standards.

        Compensation Matters.     The CN&G Committee's responsibilities with respect to compensation matters, as discussed in detail in its charter, include reviewing and approving:

  •
  Annually, management's recommendations and criteria for the overall annual compensation to be paid to or accrued for all officers and employees in the aggregate;

  •
  Annually, management's recommendations for compensation, including salary, bonus and other perquisites and benefits, of the CEO, other members of the Strategy and Planning Committee, comprised of our Chairman Emeritus of the Board, CEO, CFO and President of the Bank (the "Strategy and Planning Committee") and all other officers earning an annual base salary of $300,000 or more;

  •
  Upon new hire, the terms of employment including compensation, title, reporting relationship, authority, duties and responsibilities, of the CEO, other members of the Strategy and Planning Committee and all other officers earning an annual base salary of $300,000 or more;

  •
  Corporate goals and objectives relevant to CEO compensation, including evaluating the CEO's performance in light of those goals and objectives, and recommending to the Board the CEO's compensation in light of those goals and objectives;

  •
  Recommendations to the Board for approval, subject as necessary or appropriate to stockholder approval, regarding stock option plans and other equity based compensation plans that permit payment in or based on the Company's stock in connection with the CN&G Committee's administration of such plans; other compensation plans (and material amendments) in which the directors, the CEO, other members of the Strategy and Planning Committee or any other officer earning an annual base salary of $300,000 or more participate; and other broadly-based compensation plans (and material amendments) which are available to employees, officers or directors;

  •
  Changes to the compensation and benefits provided to the Board, including as members of Board committees and recommending such changes to the Board for approval; and

  •
  The Compensation Discussion and Analysis included in the Company's proxy statement.

        The CN&G Committee has the sole authority to retain and terminate any compensation consultant directly assisting it in the evaluation of director, CEO or senior executive compensation. The CN&G Committee also has the sole authority to approve fees and other engagement terms. In its absolute discretion, the CN&G Committee may also seek advice and assistance from internal or external legal, accounting or other advisors. The CN&G Committee may also form and delegate authority to subcommittees when appropriate.

        Board Diversity.     We are committed to creating a culture and workplace that values individuals' similarities and differences. We continually strive to build a diverse base of clients, colleagues and vendors to promote the diversity of our communities in the markets we serve. This commitment to diversity plays an important role in achieving our objective to become the most recommended financial provider. Similarly, we value diversity among our Board members. As provided in our Corporate Governance Guidelines, when reviewing the qualifications of director nominees, the CN&G Committee considers, among other factors, whether the nominee will assist in achieving a mix of Board members that represents a diversity of skills, background, viewpoints, experiences, industry knowledge and community contacts, including with respect to age, gender, demographics, race and specialized experience. The CN&G Committee conducts searches to identify candidates reflecting diversity, including with regard to race, gender and specialized experience. The CN&G Committee assesses the effectiveness of this approach to diversity as part of its annual review of its charter and the Corporate Governance Guidelines.

        Nomination and Director Qualifications.     Our CN&G Committee is responsible for recommending to our Board candidates for nomination. In carrying out its responsibility to recommend and identify nominees for election to the Board, the CN&G Committee is authorized to retain search firms, as well as obtain advice and assistance from internal or external legal, accounting or other advisors. Nominations for the election of directors may be made by a stockholder of record entitled to vote for the election of directors by complying with the procedures set forth in the Company's bylaws for nominations of persons for election to the Board. The Company did not receive any stockholder nominations for the 2014 annual meeting. The CN&G Committee will consider recommendations for director candidates submitted by stockholders in the same manner as it considers other candidates. A stockholder may recommend a director candidate by submitting the candidate's name and qualifications to us in care of our Secretary at the address for our principal executive office listed on the first page of this proxy statement in accordance with the time limitations, procedures and requirements described below under Stockholder Proposals.

        The CN&G Committee identifies, screens and recommends to the Board candidates for membership on the Board, including nominees proposed by stockholders, if any, on the basis of candidate guidelines established by the CN&G Committee and approved by the Board as well as those qualifications for directors set forth in the Corporate Governance Guidelines. These criteria and factors include whether the candidate (i) has demonstrated notable or significant achievements in business, education, or public service; (ii) has the requisite intelligence, education and experience to make a significant contribution to the membership of the Board; (iii) will serve as a significant and active resource for referrals and business development for the Company; (iv) will assist in achieving a mix of Board members that represents a diversity of skills, background, viewpoints, experiences, industry knowledge and community contacts, including with respect to age, gender, demographics, race and specialized experience; and (v) has the highest ethical standards, a strong sense of professionalism and dedication to serving the interests of all the stockholders and will be available to the Board in the fulfillment of director duties. In addition to the particular experiences, qualifications, attributes and skills discussed with respect to each director nominee in Proposal 1—Election of Directors, the CN&G Committee determined that all of the members of the Board satisfied or met the foregoing criteria and factors.

        The director candidates and the foregoing criteria, including diversity, are considered by the CN&G Committee in light of the contribution and responsibility that the Board has to provide guidance and oversight to management, including reviewing the Company's business strategies and financial performance, providing advice and insight into general and local economic and business conditions that may affect the Company's business, reviewing key risks in the Company's business, reviewing and approving major transactions, ensuring processes are in place for promoting integrity in the conduct of management and other colleagues, and ensuring processes are in place for mandating integrity and transparency in financial reporting.

        In January 2014, the CN&G Committee recommended the director nominees standing for election at the 2014 annual meeting of stockholders. Mohamad Ali was appointed to the Board after the 2013 annual meeting of stockholders, effective September 1, 2013. Mr. Ali was identified as a potential member of the Board by an outside search firm. The CN&G Committee considered Mr. Ali as described above and recommended him for appointment to the Board.

        The CN&G Committee facilitates the annual assessment of the Board's performance and each of its standing committees. The CN&G Committee also reviews the adequacy of the Corporate Governance Guidelines and the Codes of Conduct and recommends and proposes changes to the Board for approval.

        Compensation Committee Interlocks and Insider Participation.     During 2013, none of the members of the CN&G Committee was an officer or employee or former officer of the Company or any of its subsidiaries. During 2013, none of our executive officers or employee-directors served as a director of an entity in which a member of the CN&G Committee or any other independent director of the Company is an executive officer. None of the members of the CN&G Committee had any relationship required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

The Audit & Risk Committee

        Each member of the Audit & Risk Committee is an independent director as defined by the requirements of the NYSE and our independence standards, and is "financially literate" within the meaning of the NYSE listing standards as determined by the Board in its business judgment. Under the Corporate Governance Guidelines, Committee members are expected to not serve simultaneously on the audit committees of more than two other public companies, unless the Board determines that such service is (i) not otherwise prohibited and (ii) will not impair the effectiveness and ability to serve effectively on the Audit & Risk Committee. The Committee also functions as the Audit & Risk Committee of the Bank and the Trust Audit Committee with audit oversight responsibility for audit, risk and compliance related wealth management and fiduciary activities of the Company.

        The following "Audit & Risk Committee Report" shall not be deemed "soliciting material" or incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the 1934 Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit & Risk Committee Report

        The charter of the Audit & Risk Committee ("the Committee") states that the Committee's purpose is to assist the Board in fulfilling its oversight responsibilities regarding monitoring and oversight of:

  •
  The integrity of the Company's financial statements and financial accounting practices;

  •
  The effectiveness of the Company's internal control over financial reporting;

  •
  The Company's compliance with legal and regulatory requirements;

  •
  The qualifications and independence of the Company's internal auditors and independent registered public accounting firm;

  •
  The performance of the Company's internal audit function and independent registered public accounting firm; and

  •
  All risk management activities, including audit, credit risk review and enterprise risk management functions, as well as all risk management functions, and Enterprise Risk Management activities of the Company performed by management, all management committees, as well as other committees of the Board.

        In carrying out these responsibilities, the Committee, among other things:

  •
  Discusses with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the Company's and subsidiaries' internal controls regarding financial, accounting, regulatory and legal compliance;

  •
  Reviews and discusses with management and the Company's independent registered public accounting firm financial results prior to the release of earnings and quarterly and annual financial statements, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the results of the independent registered public accounting firm's quarterly review and annual audit of the financial statements, prior to the filing of the Company's quarterly and annual reports on Forms 10-Q and 10-K;

  •
  Reviews disclosures made by the Company's Chief Executive Officer and Chief Financial Officer related to their certification process for the annual and quarterly reports concerning any significant deficiencies in the design or operation of internal controls or any material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls;

  •
  Reviews reports from management, including, as appropriate, the senior officers of enterprise risk management, internal audit, legal and compliance and credit risk review, to monitor and oversee the Company and its subsidiaries' conformity with applicable legal and regulatory requirements, and reviews material reports received from regulators or governmental agencies;

  •
  Discusses with management the Company's risk assessment and risk management policies; and

  •
  Reviews management's report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, and the independent registered public accounting firm's report on the effectiveness of internal control over financial reporting.

        During 2013, the Audit & Risk Committee conducted meetings in a manner designed to facilitate effective and complete communication among the Committee members, management, internal auditors, enterprise risk management and compliance officers and the Company's independent registered public accounting firm, KPMG. Among the matters discussed with the Company's internal audit, enterprise risk management and compliance officers, as well as KPMG, was the overall scope and plans for their respective audits and controls assessments. During 2013, the Committee met in executive session with the internal auditors, the Senior Risk Management Officer, the general counsel, and KPMG, to discuss the result of their reports and related observations and recommendations.

        In performing its function, during the year ended December 31, 2013, the Committee has:

  •
  Reviewed and discussed with the Company's management the audited financial statements of the Company as of and for the year ended December 31, 2013;

  •
  Discussed with the Company's independent registered public accounting firm all matters required to be discussed by Auditing Standards No. 16 (as amended by Auditing Standards, Section 380, Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board;

  •
  Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

  •
  Reviewed and approved all fees paid to KPMG for all audit and non-audit related services in accordance with the Committee's policy on pre-approval of audit and non-audit related services.

        The Committee has also reviewed and overseen the Company's and KPMG's review and assessment process related to Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board's Auditing Standard No. 5 regarding the audit of internal control over financial reporting. Based on the foregoing review and discussions, the Audit & Risk Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

THE AUDIT & RISK COMMITTEE
PETER M. THOMAS, CHAIRMAN
RICHARD L. BLOCH
BRUCE ROSENBLUM
KENNETH ZIFFREN

Stockholder Proposals

        To be considered for inclusion in the Company's proxy statement for the 2015 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company's Secretary at its principal executive offices on or before November 19, 2014 and must satisfy the other requirements of Rule 14a-8 under the 1934 Act.

        The Company's bylaws establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of the Company's Board, and (ii) the nomination, other than by or at the direction of the Company's Board, of candidates for election as directors. Under the Company's bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on January 23, 2015 and not earlier than the close of business on December 24, 2014. The notice must contain the information and follow the procedures required by the bylaws. Copies of our bylaws may be obtained by written request addressed to the Secretary at the Company's principal executive offices. These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.

Contacting the Board of Directors

        Individuals can contact the Board, any Committee, or select Board members (including the independent directors as a group) by sending an email to bdofdirectors@cnb.com or by writing to: Board of Directors, Attention: Corporate Secretary, City National Corporation, 555 S. Flower Street, 18th Floor, Los Angeles, California 90071. This contact information is also provided on the Company's Corporate Governance Web Page. The Audit & Risk Committee has also established procedures for the receipt, retention and treatment of so-called "Whistleblower" complaints regarding accounting and auditing matters or actual or potential corporate fraud or violation of applicable law, which procedures are stated on the Company's Corporate Governance Web Page.

DIRECTOR COMPENSATION

        For director compensation, we use a combination of cash fees and compensation tied to our common stock to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties as well as the skill required for members of our Board. The following table summarizes annual compensation for non-employee directors:

Type of Fees	Amount
Board of Director Meetings	$2,500
Committee Meetings	$2,000
Board Annual Retainer(1)	$25,000
Annual Retainer for Chair of Board Committees(2)
Audit & Risk Committee	$15,000
CN&G Committee	$10,000
Community Reinvestment Act Committee	$7,000
Special Matters Committee	$7,000
Wealth Management & Fiduciary Committee	$7,000
Annual Award(3)	$35,000

(1)
The Board Annual Retainer is paid on the date of the annual stockholders meeting. Non-employee directors may elect to defer all or part of the Board Annual Retainer to the Director Deferred Compensation Plan ("Director DCP") and allocate the retainer to one or more investment options including the CNC Stock Fund.

(2)
The retainers are paid bi-annually in January and July.

(3)
The Annual Award is paid on the date of the annual stockholders meeting and deferred into the CNC Stock Fund in furtherance of the director stock ownership requirement.

        Director Stock Ownership Requirement.     Within three years after joining our Board, non-employee directors are required to own at least $100,000 worth of our common stock. As of February 3, 2014, each current non-employee director exceeds this ownership requirement, other than Mr. Ali who joined the Board on September 1, 2013. Ownership may be achieved in several ways, including directly owned stock, stock fund units in the CNC Stock Fund, and, due to the nominal $1.00 exercise price, 100% of any in-the-money exercisable director stock options. The higher of the actual spot date price or the one year simple moving average price for the Company's stock may be used in determining compliance with these ownership requirements. See Security Ownership of Certain Beneficial Owners and Management below for further detail.

        CNC Stock Fund and Deferred Compensation Program.     The Director DCP allows non-employee directors to elect each year to defer up to 100% of the Annual Award, Board Annual Retainer, committee chair retainers and meeting fees, instead of receiving these amounts as cash payments taxable in the year of receipt. Under the Director DCP, directors may designate select investment options in which the deferred director payments are deemed to be invested. The investment options include the CNC Stock Fund and non-publicly traded mutual funds, which are only available through variable insurance products. The "CNC Stock Fund" is measured in shares of the Company's common stock ("Stock Fund Units"). The value of the Stock Fund Units is based on the market price of the Company's common stock together with dividend equivalents on that stock. The entire amount of each Annual Award, and any percentage amount or dollar amount of the Board Annual Retainer designated by the director, is allocated to the CNC Stock Fund. No meeting fees or committee chair retainers may be deferred by the directors to the CNC Stock Fund. Directors have no ownership interest in the investment options they select; and the options are used to measure gains or losses. Share equivalents allocated to the CNC Stock Fund have no voting rights. Investment results are credited to the directors' accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Amounts in a director's deferral account represent unsecured claims against our assets. Other than the CNC Stock Fund, directors may change investment allocation elections as often as daily. Directors may not subsequently change their investment elections (or diversify out of the CNC Stock Fund) for amounts invested in the CNC Stock Fund. All deferred amounts together with any credited investment returns are paid out to participating directors in accordance with their advance written election either in a lump sum or in installments commencing upon termination of service, except that years 2007 and earlier may be paid during the director's service on the Board if so elected in advance. Directors are not permitted to receive distributions during the director's service for any plan year in which any deferral has been allocated to the CNC Stock Fund. Distributions from the CNC Stock Fund will be in shares of the Company's common stock following the director's termination of service. This unfunded, non-qualified plan structure is required in order to preserve the beneficial tax deferral treatment for participating directors.

        The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mohamad Ali	10,000	—	—	—	—	—	10,000
Richard L. Bloch	114,000	—	—	—	—	—	114,000
Kenneth L. Coleman	109,500	—	—	—	—	—	109,500
Ashok Israni	98,500	—	—	—	—	—	98,500
Ronald L. Olson	90,500	—	—	—	—	—	90,500
Bruce Rosenblum	118,500	—	—	—	—	—	118,500
Peter M. Thomas	131,500	—	—	—	—	—	131,500
Robert H. Tuttle	85,500	—	—	—	—	—	85,500
Kenneth Ziffren	113,000	—	—	—	—	—	113,000

(1)
See Summary Compensation Table for compensation of Russell Goldsmith and Christopher J. Warmuth. See discussion under Transactions with Related Persons for compensation of Bram Goldsmith. Directors who are employees of the Company receive no compensation for their services as directors.

(2)
Fees include the 2013 Annual Award, which was deferred by each non-employee director to the Director DCP and allocated to the CNC Stock Fund. Each director was allocated 640 Stock Fund Units. Mr. Thomas elected to defer the entire 2013 Board Annual Retainer to the Director DCP and elected to allocate the entire amount to the CNC Stock Fund. Mr. Thomas was allocated 457 Stock Fund Units in connection with the deferral of the 2013 Board Annual Retainer.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of February 3, 2014 regarding the beneficial owners of more than 5% of the outstanding shares of our common stock, except as to (i) FMR LLC, whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on February 14, 2014, and (ii) Blackrock, Inc., whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on January 28, 2014. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to our common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Bram Goldsmith:
400 North Roxbury Drive Beverly Hills, CA 90210
Bram and Elaine Goldsmith, Trustees of the Bram and Elaine Goldsmith Family Trust	2,611,672
Elaine and Bram Goldsmith, Trustees of the Elaine Goldsmith Revocable Trust	567,989
Bram Goldsmith	67,997	(3)
Goldsmith Family Foundation	233,425	(4)
Bram Goldsmith, Trustee of Oak Trust A-2	43,736	(5)

Total	3,524,819	(20)	6.4%
Russell Goldsmith:
400 North Roxbury Drive Beverly Hills, CA 90210
Goldsmith Family Partnership	2,860,000	(6)
The Russell Goldsmith Trust	347,924	(7)
ELM 2006 Charitable Annuity Lead Trust	7,985	(8)
Russell Goldsmith, Trustee of certain family trusts	7,046	(9)
B.A. Quintet LLC	76,222	(10)
Maple-Pine Limited Partnership	264,930	(11)
Goldsmith Family Foundation	233,425	(4)
Russell Goldsmith	15,334	(12)
Russell Goldsmith, Trustee of the West LA Investment Trust No. 1-R	8
B.N. Maltz Foundation	50,774	(13)
Russell Goldsmith, Special Trustee of certain family trusts	97,702	(14)
Grove Trust II	82,405	(15)
Nate Mack, L.L.C	750	(16)
Options Exercisable	528,555	(17)
CNC Stock Fund Units	173,560	(18)
RSUs Vested	120,796	(19)

Total	4,867,416	(20)	8.8%
FMR LLC:	3,841,407	(21)	7.0%
245 Summer Street Boston, Massachusets 02210
BLACKROCK, INC.	3,008,580	(22)	5.5%
40 East 52nd Street New York, New York 10022

(1)
Includes restricted stock issued pursuant to the Company Omnibus Plans which has voting rights but not dispositive power.

(2)
Based on 54,685,491 shares of common stock outstanding at February 3, 2014.

(3)
Includes 43,571 shares allocated to Bram Goldsmith's account under the Profit Sharing Plan and 24,426 units held in the CNC Stock Fund under the Executive Deferred Compensation Plan, which stock fund units do not have voting rights and do not convert to shares until termination of employment.

(4)
The Goldsmith Family Foundation is a tax-exempt charitable foundation of which Bram Goldsmith and Russell Goldsmith are directors and officers. Bram Goldsmith and Russell Goldsmith each disclaim beneficial ownership of these shares.

(5)
Shares held in a trust for the benefit of a family member for which Bram Goldsmith is the sole trustee.

(6)
The Goldsmith Family Partnership is a limited partnership whose general partners include the Russell Goldsmith Trust, of which Russell Goldsmith is the sole trustee, and the West LA Investment Trust No. 1-R, of which Russell Goldsmith is the sole trustee. Russell Goldsmith disclaims beneficial ownership of the shares held by the Goldsmith Family Partnership except to the extent of Russell Goldsmith's pecuniary interest in the partnership.

(7)
Excludes the 2,860,000 shares identified as being held by the Goldsmith Family Partnership which the Russell Goldsmith Trust may be deemed to beneficially own as a general partner of the Goldsmith Family Partnership.

(8)
ELM 2006 Charitable Annuity Lead Trust is a charitable trust for which Russell Goldsmith is the sole trustee.

(9)
Shares held in trusts for the benefit of family members for which Russell Goldsmith is the sole trustee.

(10)
B.A. Quintet LLC is a limited liability company whose managing members are Russell Goldsmith and his spouse. Russell Goldsmith disclaims beneficial ownership of the shares held by B.A. Quintet LLC except to the extent of his pecuniary interest therein.

(11)
Maple-Pine Limited Partnership is a limited partnership of which Russell Goldsmith is the General Partner. Russell Goldsmith disclaims beneficial ownership of the shares held by Maple-Pine Limited Partnership except to the extent of his pecuniary interest therein.

(12)
Includes 12,405 restricted shares solely owned by Russell Goldsmith and 2,929 shares allocated to Russell Goldsmith's account under the Profit Sharing Plan.

(13)
The B.N. Maltz Foundation is a tax-exempt charitable foundation of which Russell Goldsmith is a director. Russell Goldsmith disclaims beneficial ownership of these shares.

(14)
Shares held in trusts for the benefit of family members for which Russell Goldsmith is the special trustee with voting power but no investment control and no pecuniary interest in any transaction involving shares of the Company held by the trusts.

(15)
Shares held in trust for the benefit of family members for which Russell Goldsmith is co-trustee. Russell Goldsmith has shared voting and investment power over these shares.

(16)
Nate Mack, L.L.C. is a limited liability company whose managing members include Russell Goldsmith's spouse. Russell Goldsmith disclaims beneficial ownership of these shares.

(17)
Represents shares subject to employee stock options which are presently exercisable or which will become exercisable within 60 days after February 3, 2014.

(18)
Represents stock fund units issued to Russell Goldsmith as a result of the termination of his Supplemental Executive Retirement Plan Agreement, which stock fund units do not have voting rights and do not convert to shares until termination of employment.

(19)
Represents vested RSUs and RSUs that will vest within 60 days of February 3, 2014, in each case issued pursuant to the Company Omnibus Plans. These units do not have voting rights and do not convert to shares until six months after termination of employment.

(20)
Separate beneficial ownership information provided for Bram Goldsmith (although not required) to provide specific information regarding duplicate ownership. After appropriate elimination of duplicate ownership attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation (see footnote 4), Bram Goldsmith and Russell Goldsmith and their related interests beneficially own 8,158,810 shares which constitutes 14.7% of the outstanding shares.

(21)
Of the 3,841,407 shares beneficially owned by FMR LLC, it has sole voting power as to 338,906 shares and sole dispositive power as to 3,841,407 shares.

(22)
Of the 3,008,580 shares beneficially owned by Blackrock, Inc., it has sole voting power as to 2,789,073 shares and sole dispositive power as to 3,008,580 shares.

        The following table sets forth the number of outstanding shares of our common stock beneficially owned as of February 3, 2014 by each of the current directors, the nominees for director, each executive officer named in the Summary Compensation Table below, and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to our common stock beneficially owned by that person.

	(a)		(b)	(c)	(d)	(e)
Name or Number of Persons in Group	Number of Shares/ Restricted Shares Beneficially Owned(1)		Options Exercisable within 60 days of February 3, 2014	Vested RSUs(2)	Stock Fund Units (EDCP/ DDCP/CNC Stock Fund)(3)	Total Beneficial Ownership		Percent of Class*
Mohamad Ali	21		—	—	—	21		*
Richard L. Bloch	61,455	(4)	—	—	4,016	65,471		*
Michael B. Cahill	25,764	(5)	71,252	—	—	97,016		*
Christopher J. Carey	39,248	(6)	186,486	32,180	15,382	273,296		*
Kenneth L. Coleman	871	(7)	—	—	4,016	4,887		*
Brian Fitzmaurice	52,973	(8)	77,896	—	1,648	132,517		*
Bram Goldsmith	3,500,393	(9)	—	—	24,426	3,524,819		6.4%
Russell Goldsmith	4,044,505	(9)	528,555	120,796	173,560	4,867,416		8.8%
Ashok Israni	2,987		—	—	4,016	7,003		*
Ronald L. Olson	19,000	(10)	500	—	4,496	23,996		*
Bruce Rosenblum	4,450	(11)	—	—	4,016	8,466		*
Peter M. Thomas	6,750		—	—	6,305	13,055		*
Robert H. Tuttle	2,000	(12)	—	—	2,539	4,539		*
Christopher J. Warmuth	43,543	(13)	230,569	24,750	—	298,862		*
Kenneth Ziffren	14,548		—	—	4,016	18,564		*
All Directors, Nominees and Executive Officers as a group (16 persons)	7,587,149	(4 - 14)	1,105,544	177,726	248,436	9,118,855	(4 - 14)	16.2%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than 1% of the outstanding shares of the Company's common stock. Percentage information is based on 54,685,491 shares of common stock outstanding at February 3, 2014.

(1)
Includes restricted stock issued pursuant to the Company Omnibus Plans which has voting rights but not dispositive power.

(2)
Represents vested RSUs and RSUs that will vest within 60 days of February 3, 2014, in each case issued pursuant to the Company Omnibus Plans. These units do not have voting rights and do not convert to shares until six months after termination of employment.

(3)
Represents units held in the CNC Stock Fund under the Executive Deferred Compensation Plan (the "EDCP") for executive officers and under the Director Deferred Compensation Plan (the "DDCP") for outside directors. For Russell Goldsmith, represents units held in the CNC Stock Fund as a result of the termination of his Supplemental Executive Retirement Plan Agreement. Units held in the CNC Stock Fund do not have voting rights. Distributions from the CNC Stock Fund are in shares of the Company's common stock following termination of employment, in the case of an officer, or termination of service, in the case of a director.

(4)
Richard Bloch has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee. These shares have been pledged to the Bank to secure a line of credit made by the Bank to Mr. Bloch.

(5)
Includes 1,218 shares allocated to Michael B. Cahill's account under our Profit Sharing Plan. Includes 8,407 shares of restricted stock.

(6)
Includes 7,523 shares allocated to Christopher J. Carey's account under our Profit Sharing Plan. Includes 16,787 shares of restricted stock.

(7)
Kenneth L. Coleman has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(8)
Includes 5,258 shares allocated to Brian Fitzmaurice's account under our Profit Sharing Plan. Includes 30,903 shares of restricted stock.

(9)
See the footnotes to the table reflecting beneficial ownership of more than 5% of the outstanding shares of our common stock for the detailed holdings and beneficial ownership of Bram Goldsmith and Russell Goldsmith.

(10)
Ronald L. Olson has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(11)
Bruce Rosenblum has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(12)
Robert H. Tuttle has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(13)
Christopher J. Warmuth has shared voting and investment power in 21,016 of these shares that are held in a trust of which he is a co-trustee. Includes 3,480 shares allocated to Christopher J. Warmuth's account under our Profit Sharing Plan. Includes 19,047 shares of restricted stock.

(14)
The number of shares beneficially owned by all of our directors and executive officers as a group includes 88,624 shares of restricted stock and 63,979 shares allocated to executive officers' accounts under our Profit Sharing Plan. The sum total for columns (a) and (e) reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation.

 PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Act enables our stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs") as disclosed in this proxy statement in accordance with the SEC's rules.

        One of the keys to our Company's success is the continuing execution of our proven business strategy and consistent alignment with our core values. As described in the Compensation Discussion and Analysis below, our compensation program is designed to attract, retain, and motivate our NEOs who are essential to executing our business strategy and delivering the financial solutions and quality services that are critical to serving our client's needs, attaining our goals and increasing stockholder value. We believe that our compensation programs directly link compensation to Company performance and align the interests of our NEOs with those of our stockholders.

        The following Compensation Discussion and Analysis and related compensation tables describe our compensation philosophy in greater detail and the compensation actions taken in 2013 with respect to our NEOs.

        We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, our CN&G Committee or our Board. However, our Board and CN&G Committee value the opinions expressed by stockholders in their vote on this proposal and will evaluate the outcome of the vote in making future compensation decisions for NEOs. The Board has determined to hold an advisory vote on executive compensation (the "Advisory Vote") every year until our stockholders vote again on the frequency of the Advisory Vote. Accordingly, the next Advisory Vote will be held at our 2015 annual meeting of stockholders.

        We are asking our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our executive compensation program and the 2013 compensation decisions made for our NEOs identified in the Summary Compensation Table following this Compensation Discussion and Analysis.

Executive Summary

Very Strong Fiscal 2013 Performance

        The Company delivered very strong financial performance in 2013 despite a slow economic recovery that continues to present significant challenges to our clients and our industry. In the fourth quarter of 2013, the Company reported its 83rd consecutive profitable quarter and achieved Company record levels of assets, loans, deposits, and investment assets under management. City National's performance reflects the strength of its executive and leadership team and its 3,566 colleagues. They have driven growth through, among other things, increasingly broad product and service offerings, an expanding geographic base, strategic acquisitions and exceptional financial solutions and client service. The Company's strong results for 2013 include the following highlights:

  •
  The Company generated total stockholder return (stock price appreciation and dividends) ("TSR") of 62% for the one-year period ended December 31, 2013. Compared to the peer companies used by the Company in computing TSR for the CEO's TSR-based long-term incentive cash award (these peers are referred to as the "TSR Peers" and are discussed further below), the Company's one-year TSR ranked in the 88th percentile. This growth in share price resulted in the Company's market capitalization exceeding $4 billion for the first time in 2013.

  •
  Consolidated net income attributable to City National Corporation increased 11% to $230.0 million from $208.0 million in 2012. Earnings per share were $3.99, compared with $3.83 per share in 2012.

  •
  Fully taxable-equivalent net interest income for 2013 was $845.9 million.

  •
  Period-end deposit balances grew to a new Company record of $25.7 billion at December 31, 2013. Average deposits increased 11% from 2012, reaching $24.0 billion, and average core deposits increased by 12%. Core deposits accounted for 97% of deposit balances at year end.

  •
  Period-end loan balances grew to a new Company record of $17.2 billion at December 31, 2013. Average loans, excluding loans covered by FDIC loss-sharing agreements, increased to $15.8 billion for 2013, up 19% from 2012, with average commercial loans and commercial real estate mortgage loans increasing 25% year over year.

  •
  Total assets grew to a new Company record of $29.7 billion as of December 31, 2013.

  •
  Assets under management or administration grew to a new Company record of $64.7 billion as of December 31, 2013, up 13% from December 31, 2012.

  •
  Credit quality (excluding loans and other real estate owned, covered by FDIC loss-sharing agreements) continued to improve. Net recoveries for 2013 were $33.8 million, compared to net recoveries of $7.1 million in 2012. Nonperforming assets decreased to $81.3 million at December 31, 2013 from $120.8 million at December 31, 2012. In light of strong credit quality and significant recoveries, the Company did not record any provision for credit losses in 2013, nor did it release any of its loan-loss reserves.

  •
  The Company's strong results for 2013 are paralleled by the Company's excellent results over a longer time frame. Over the three years through 2013, when compared to its TSR Peers, the Company's total assets growth ranked in the top quartile (75th percentile or above) and GAAP net income growth, TSR, return on equity, ratio of nonperforming assets to total assets and net interest margin have ranked in the second highest quartile (50th to 74th percentile).

 2013 Performance Compensation Program

        We consistently strive to maintain compensation programs that reflect strong governance practices and consistency with our pay for performance philosophy. We set challenging targets under our incentive programs, including our net income target for the CEO's annual bonus plan and the net operating income target that is used to set incentives for the other NEOs. Because our targets are intended to be challenging, our strong performance in 2013 resulted in payments well below the maximum achievable. Our CEO received a bonus equal to 100% of target and our NEOs received bonuses that in the aggregate amounted to 120% of target.

        With respect to long-term incentives, the CN&G Committee made no changes in 2013 from the significant redesign of the CEO's long-term incentive program that was put in place in 2012 when the CN&G Committee and the CEO agreed to changes in the long-term incentive program originally established by the CEO's 2010 employment agreement. The 2012 changes, which are described below, were intended to increase the tie between our CEO's compensation and the Company's long-term performance. The changes were intended to apply for the remainder of the CEO's employment agreement, which expires July 15, 2014. Any changes to the CEO's long-term incentive arrangements will be addressed as part of the process of negotiations for a new contract for the CEO, which negotiations the CN&G Committee and our CEO intend to conclude prior to the expiration of the current contract.

        Similarly, there were no changes in the long-term incentives for NEOs other than the CEO, which were a mix of approximately 50% stock options, 25% restricted stock, and 25% cash-settled restricted stock units ("cash-settled RSUs") in 2013.

Strong Compensation and Corporate Governance Practices

        The following are highlights of our strong compensation practices and corporate governance framework, which reinforces our pay for performance culture:

  •
  A Majority of Our CEO's Compensation is Performance Based and Tied to Multiple Performance Metrics.  A majority of our CEO's compensation is performance based. Our CEO's compensation is tied to multiple performance metrics to ensure that compensation is measured in relation to different aspects of Company performance, including growth, delivery of stockholder value and performance against peers. This also ensures that our CEO is motivated by overall Company performance rather than a single metric.

  •
  No Excessive Perquisites.  Our NEOs do not receive excessive perquisites and it is our policy to limit perquisites.

  •
  No Pension or Supplemental Retirement Plan.  We do not provide our NEOs with pension or supplemental retirement plan benefits.

  •
  Prohibition of Pledging.  Consistent with evolving market practices, in February 2013, we adopted a policy prohibiting pledging of Company stock by our employees and directors. In order to provide for an orderly transition, the policy requires the termination of any existing pledge positions as soon as practicable but no later than January 1, 2015, less than two years from implementation of this policy. There is one existing pledge position, which was in place at the time of the policy's adoption.

  •
  Prohibition of Hedging.  Our policies on trading prohibit hedging and other speculative trading in Company stock.

  •
  Stock Ownership Requirements.  Our NEOs are required to hold a multiple of their salary in Company stock pursuant to our stock ownership requirements, further aligning their interests with our stockholders' interests. See Stock Ownership Requirements below for more information.

  •
  No Repricing or Discounted Stock Options.  The Company's 2008 Omnibus Plan ("2008 Plan") prohibits the repricing of any outstanding stock options or the use of discounted stock options.

  •
  Clawback.  Pursuant to his employment agreement, our CEO's incentives are subject to forfeiture and recoupment if based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

  •
  Double Trigger and No Tax Gross-up.  Our CEO's employment agreement requires a termination of employment in addition to a change in control before change in control benefits are triggered, and there is no golden parachute excise tax gross-up.

  •
  Compensation Plan Risk Assessment.  The CN&G Committee retains and consults with an independent compensation consultant to collaborate with our senior risk officers to conduct an annual risk-based review of all of the Company's employee incentive plans.

 Target Compensation Mix

        Consistent with our pay for performance philosophy, our CEO's target compensation mix is designed to be heavily weighted towards performance based compensation. As depicted in the chart below, 83% of our CEO's target compensation is provided in the form of performance based variable compensation, the value of which is tied to the Company's performance. Variable compensation consists of four components, which will be further described below: bonus; cash-settled RSU awards; an earnings-per-share based long-term incentive cash award ("EPS-Based LTI Cash Award"); and a TSR-based long-term incentive cash award ("TSR-Based LTI Cash Award").

CEO—Target Compensation Mix

        The target compensation of our other NEOs is also weighted towards performance based/variable compensation. On average, 68% of their compensation is performance based/variable compensation, including 17% of the target compensation that is tied to time-vested restricted stock and cash-settled RSUs, the value of which moves up and down with our stock price.

Average Other NEOs—Target Compensation Mix

 CEO Compensation and Performance Alignment

        Our CEO's annual incentive award under the Variable Bonus Plan ("Variable Bonus Plan") is based on a net income performance goal. As such, in years where net income performance is substantially below our internal goals, our CEO receives little or no annual incentive payout. Notably, as reflected in the graph below, our CEO received $0 actual bonus for performance years 2008 and 2009 despite the Company maintaining positive net income in both years during the worst financial crisis in the United States in the last 70 years.

        The net income goal under the Variable Bonus Plan is intended to be challenging. In fiscal 2013, the net income target was set 17% higher than in 2012. Accordingly, even though 2013 was a year of exceptional financial results, this challenging target resulted in the 2013 Variable Bonus Plan payout decreasing 17% year-over-year from 2012 to 2013. Additionally, our CEO's actual bonus as a percentage of target decreased by 20%. In fact, our CEO's bonus payment as a percentage of target has decreased by nearly 40% since 2011, despite the fact that our net income has risen by 28% over this time-frame to record levels for the Company.

        As a result of the aggressive net income goal set by the CN&G Committee for fiscal year 2013, our CEO's annual bonus decreased by approximately $350,000 relative to the year prior.

CEO Actual Bonus as Percentage of Target vs. Net Income

 Response to 2013 Advisory Vote on Executive Compensation

        The Company's 2013 annual meeting of stockholders included a non-binding advisory vote on executive compensation. Approximately 79.5% of the votes cast at the 2013 annual meeting were in favor of the compensation earned by our NEOs. Consistent with the Company's long standing active and open dialogue with its institutional investors, following the filing of our 2013 proxy statement, the Company and its representatives contacted many of our largest institutional stockholders, representing approximately 57% of our outstanding shares (representing the top 30 stockholders), to discuss the Company's proposal to increase the number of shares available for issuance under the 2008 Plan, the compensation programs in place for our NEOs and the significant changes made to the structure of our CEO's compensation in 2012, which are further described below. For those stockholders who indicated that they rely on an internal analysis to determine their vote rather than vote recommendations from third-party consultants, we received a range of responses but generally the direct feedback we did receive regarding our executive compensation practices, including the changes in CEO compensation made in 2012, was positive and supportive. Based on the generally favorable responses from our stockholders and the support reflected by the votes ultimately cast at the 2013 annual meeting, the CN&G Committee determined to continue our NEO compensation program in its current form. In addition to supporting our NEO compensation in 2013, our stockholders approved our proposal to increase the number of shares available for issuance under the 2008 Plan and approved the material terms of the 2008 Plan.

Our Compensation Philosophy

        Our executive compensation programs are vital to achieving our objective to become the most recommended financial provider and to build sustainable long-term growth in stockholder value. We design our compensation programs based on a pay for performance philosophy to reward our NEOs both for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for our stockholders. As a result, our compensation program for our NEOs is guided by the following principles:

  •
  Challenge and motivate our executives, their teams and the entire organization to achieve results that support our business and financial strategies.

  •
  Design our compensation plans and programs to encourage sustained and consistent performance while incorporating checks, balances and controls to promote a culture of risk management consistent with our value proposition, and to discourage executives from taking unnecessary and excessive risks that threaten the value of our Company.

  •
  Align our NEOs' interests with the interests of our stockholders by including equity and other long-term awards in our compensation package together with stock ownership requirements to motivate our NEOs to create long-term stockholder value.

  •
  Attract, motivate, retain, and reward our executives by providing a competitive total compensation opportunity.

Role of our Compensation Committee

        Our CN&G Committee is comprised of independent directors and is responsible for reviewing and approving our director and executive compensation plans, policies and programs, including compensation awarded to our CEO and other NEOs. Recommendations regarding the compensation of our NEOs, other than our CEO, are presented by management to the CN&G Committee. The compensation of our President of the Bank and CFO is reviewed by our CEO before presentation to the CN&G Committee. The compensation of our other NEOs and executives is reviewed by our Strategy and Planning Committee, comprised of our Chairman Emeritus of the Board, CEO, CFO and President of the Bank, prior to submission to the CN&G Committee. Our CEO's compensation is determined under the terms of his employment agreement based on achievement of previously established performance goals. The CN&G Committee makes the final decision as to compensation of each of our NEOs and other executives. Each material action of the CN&G Committee is reported to the full Board at its regular meetings. See Corporate Governance above regarding the responsibilities of the CN&G Committee under its charter.

Role of Compensation Consultants.

        In 2013, the CN&G Committee retained the services of Frederic W. Cook, LLP ("F.W. Cook") as its independent consultant to provide advice and recommendations on senior executive compensation, including an analysis of peer companies used by the Company in computing TSR for our CEO's TSR-Based LTI Cash Award. F.W. Cook generally assists the CN&G Committee with its review of management's recommendations regarding senior executive compensation, including by providing an independent assessment of the recommendation and the underlying data. The CN&G Committee also retained the services of F.W. Cook to work with the Company's senior risk officers to conduct a comprehensive risk review of the Company's incentive compensation plans. See below under Risk Management.

        Our management team retains separate compensation consultants. In 2013, we utilized the services of Semler Brossy Consulting Group ("Semler Brossy") and Towers Watson. We retained Semler Brossy to analyze and provide recommendations with regard to the peer companies used by the Company in computing TSR for our CEO's TSR-Based LTI Cash Award. We utilized Towers Watson to provide surveys of competitive pay practices. Towers Watson also prepared specific change in control calculations for disclosure in the Company's annual proxy statement.

        The CN&G Committee evaluated the independence of each of these compensation consultants in accordance with SEC rules, and determined that their work did not create any conflicts of interest.

Role of Internal Comparison and Use of Market Comparison Data

        We seek to establish compensation levels that are consistent with the external competitive market and also reflective of the internal value of each position based on our strategies and business goals. Our compensation programs achieve a balance between fixed and variable pay and result in our executives having more pay at risk than non-executive colleagues. As a part of our decision-making process for executive compensation, we internally compare executives' respective roles and their performance. We look at the relative level of complexity and significant differences among the executives' job positions, the position of each job in the Company's hierarchy, the internal reporting relationship of each job position and the added value of each job to the Company and then calibrate the total compensation for each executive appropriately.

        We annually assess the compensation level for executive positions by analyzing market data that is reflective of our talent market. We obtain this data both from published surveys and, as needed, customized surveys, generally analyzing data from companies between one-half to two times our asset size across the banking and financial services sectors. We use this data to evaluate the market position of our executive compensation levels and to recommend changes to executive salaries. We generally evaluate the compensation of our NEOs, other than our CEO, to confirm that we are within a competitive range of the 50th percentile of surveyed companies. However, an individual NEO's pay may differ from this overall competitive positioning strategy due to an individual's performance, experience level, scope of responsibility, unique skills and talents, and the competitive market for the officer's position. Each NEO's current and prior compensation is considered in setting future compensation. The process for setting our CEO's compensation differs as our CEO's compensation terms are set forth in an employment agreement entered into in 2010. At that time, in setting CEO compensation, our CN&G Committee considered several factors, including, but not limited to, comparable market data, the proven track record and experience level of our CEO, and the exceptional leadership qualities and highly specialized skills and competencies of our CEO that would not only be favorable but critical to the success of the Company. As further described below, our CEO's employment agreement was subsequently amended in 2012 to reflect evolving governance and market practices and to further strengthen the pay for performance linkage consistent with our compensation philosophy.

 2013 Compensation Elements

        The Company's executive compensation program provides a mix of direct cash and equity compensation and participation in Company-sponsored benefit plans generally available to other colleagues. As described below, the elements of direct compensation include base salary, an annual cash incentive award, and long-term incentive compensation awards. Pursuant to his amended employment agreement, the long-term incentive compensation awards made in 2013 to our CEO are a mix of approximately 37.5% EPS-Based LTI Cash Awards and 37.5% cash-settled RSUs, and 25% TSR-Based LTI Cash Awards. The long-term incentive compensation grants made in 2013 to our NEOs (other than our CEO) are a mix of approximately 50% options, 25% restricted stock, and 25% cash-settled RSUs.

Pay Element	Description/Objective	Performance Criteria	Vesting Period

Annual Compensation

Base Salary	• Fixed annual cash amount • Compensates NEOs for services during year and forms foundation for other reward vehicles

•

Reviewed annually

•

Increases for NEOs other than CEO are based on competitive market data, company performance and individual performance

•

CEO base salary set by the terms of his employment agreement

N/A

Annual Cash Incentive Award

•

Paid in cash

•

Award targets for NEOs other than CEO established as percentage of base salary based on NEO's level of responsibility and market competitiveness

•

CEO award target determined pursuant to the terms of his employment agreement

•

CN&G Committee determines final award based on Company and/or staff division performance, and individual performance

•

Reviewed annually

•

Performance criteria for NEOs other than CEO established annually by CN&G Committee and the Strategy and Planning Committee

•

CEO performance criteria established annually by the CN&G Committee

• Payout determined and awarded after end of fiscal year

Pay Element	Description/Objective	Performance Criteria	Vesting Period

Long-Term Incentive Compensation

EPS-Based Long-Term Incentive Cash Award (CEO Only)

•

Cash award based on EPS performance over three years for initial award and over four or five years for supplemental award

•

Aligns executive interests with stockholders' interests

•

Emphasizes performance-based culture

•

Reduces stockholder dilution through use of cash

•

Retention tool

•

Compares the Company's cumulative actual diluted EPS for the performance period to the sum of the separate annual target EPS performance goals set by the CN&G Committee at approximately the start of each year during the relevant performance period

•

Target award value is payable at achievement of 100% or more of cumulative target EPS for initial three-year period scaling down to 60% if 75% of cumulative target EPS achieved

•

Supplemental award of 33.33%-50% of target can be earned in year four or five if performance exceeds target by at least 5%-7.5%

• Third anniversary of the grant date for initial award • Fourth or fifth anniversary of grant date for supplemental award

TSR-Based Long-Term Incentive Cash Award (CEO Only)

•

Cash award based on three-year TSR performance

•

Aligns executive interests with stockholders' interests

•

Emphasizes performance-based culture

•

Reduces stockholder dilution through use of cash

•

Retention tool

•

Compares the Company's three-year TSR performance relative to the TSR Peers (as described below)

•

Award amount payable is calculated based on the Company's three-year TSR percentile ranking versus peers

• Third anniversary of the grant date

Pay Element	Description/Objective	Performance Criteria	Vesting Period

Restricted Stock and Cash-Settled RSUs

•

Restricted Stock converts 1-for-1 to shares of common stock (Available to NEOs other than CEO)

•

Cash-settled RSU value paid in cash at vesting

•

Aligns executive interests with stockholders' interests

•

Emphasizes performance-based culture

•

Includes dividends/dividend equivalents

•

Retention tool

		• Amount of CEO annual cash-settled RSU award is subject to achievement of 60% or more of the annual cash incentive award performance goal	• Typically vest 25% per year beginning on the 2nd anniversary of grant date

Stock Options (NEOs other than CEO)

•

Ten year term

•

Exercise price set at closing stock price on date of grant

•

Aligns executive interests with stockholders' interests

•

Value realized only if stock price rises above exercise price

•

Retention tool

		• Amount of options granted is based on individual performance • Ultimate value of award is based on stock price appreciation	• Vest 25% per year beginning on the 1st anniversary of the grant date

Plans and Programs

Deferred Compensation

•

Voluntary

•

Provides flexibility for an executive to manage individual tax liability

•

No Company match other than profit sharing make-up contribution

•

CEO's former SERP benefit converted to CNC Stock Fund balance

N/A

•

Compensation is deferred into accounts that earn a market return based on a variety of investment options

•

CNC Stock Fund balance payable solely in shares of our common stock, on the first day of the month following termination of CEO's employment for any reason

Pay Element	Description/Objective	Performance Criteria	Vesting Period

Benefit Programs

•

Company 401(k) Plan with Company match and profit sharing

•

Company health insurance

•

Change in control plans (see 2013 Nonqualified Deferred Compensation and see Potential Payments Upon Termination or Change in Control)

		• Profit sharing contribution based on annual growth in net profits year over year, capped at 8% of net profits less matching contributions	N/A

Perquisites	• Limited personal benefits	N/A	N/A

2013 Compensation Actions for NEOs

CEO Compensation

        Our CEO's compensation was initially set forth in an employment agreement entered into in 2010 that expires July 15, 2014. In March 2012, our CN&G Committee, with the input of independent compensation consultants, engaged in negotiations with our CEO, resulting in a mutually agreed upon amendment to our CEO's employment agreement to make significant changes to the structure of the long-term compensation component of our CEO's compensation. These changes were intended to apply for the remainder of the term of our CEO's employment agreement. As a result of these changes, our CEO's average target compensation over the remainder of the term of his employment agreement is lower than provided under the original agreement. The compensation awarded to our CEO in 2013 reflects these mutually agreed upon changes and is described below.

        As described further below, the changes to the structure of our CEO's long-term incentive compensation included a significant shift from equity to cash compensation which positively impacted share utilization and dilution to our stockholders, and the use of differentiated, objective measures of Company performance for different elements of compensation to emphasize overall Company performance.

        In addition, as part of the 2012 modifications, our CEO's supplemental retirement plan benefit ("SERP") was terminated and, in exchange, the CEO received deferred stock units in an amount equal to the actuarial value of the SERP at the time of termination. This modification further linked the CEO's long-term compensation to the success of the Company.

  2013 Annual Base Salary

        Our CEO's base salary is fixed at $980,000 for the term of his employment agreement.

  2013 Performance-Based Annual Cash Incentive Compensation

        Our CEO's annual cash incentive award ("Annual Incentive Award") for 2013 performance was awarded pursuant to the Variable Bonus Plan and his employment agreement. The Variable Bonus Plan is designed to permit the tax deductibility of annual incentive awards for our CEO and the next three most highly compensated executive officers (other than our CFO) as of the end of the year. In 2013, the CN&G Committee approved net income as the financial criteria under the Variable Bonus Plan for our CEO, and set the performance goal at $220 million with a target cash incentive award of $1,715,000 (175% of base salary). The net income goal was developed from the Company's budgeting process and reflected the

Company's financial and other business goals approved by the Board. The payout range for the Annual Incentive Award is expressed as a percentage of base salary based on the percentage of achievement of the performance goal, as follows:

Net Income Goal Achievement	Bonus Percentage of Target	Bonus Percentage of Base Salary
<70%	0%	0%
70%	15%	26%
100%	100%	175%
154%	200%	350%

        In 2013, 100% of the net income goal was achieved by the Company. In accordance with his employment agreement and the Variable Bonus Plan, the CN&G Committee approved the payment to our CEO of an incentive bonus of $1,715,000. This award reflects payment of 100% of the target award and 175% of base salary. This award reflects the solid growth in our Company's 2013 net income under the leadership of our CEO and illustrates our organization's commitment to its stated objective to pay for performance.

  2013 Long-Term Incentive Compensation

        The structure of the CEO's long-term incentive compensation was changed in three major respects as part of the 2012 negotiations:

  •
  Replacement of Annual Incentive RSU Award with Annual Incentive Cash-Settled RSU Award.  Previously the CEO received an annual incentive RSU award, which had a target award value of $1,320,000. This was replaced by an annual incentive cash-settled RSU award to our CEO, which has a target award value of $1,125,000, representing an approximately 15% reduction in the target award value.

  •
  Replacement of Annual Incentive Stock Option Award with EPS-Based LTI Cash Award.  Previously the CEO received an annual incentive stock option award, which had a target award value of $1,320,000. This was replaced by an EPS-Based LTI Cash Award, which has a target award value of $1,125,000, representing an approximately 15% reduction in the target award value.

  •
  Replacement of Annual TSR-Based Performance Stock Option Award with TSR-Based LTI Cash Award.  Previously the CEO received an annual TSR-based performance stock option award, which had a target award value of $900,000. This was replaced by an annual TSR-Based LTI Cash Award, which has a target award value of $750,000, which is approximately 17% less than the prior potential award values for equivalent relative TSR performance.

        Annual Incentive Cash-Settled RSU Award.     The size of the cash-settled RSU award granted to the CEO in 2013 was based on the level of achievement of the performance goal established for our CEO's 2012 Annual Incentive Award. Specifically, the CN&G Committee established 2012 net income of $188 million as the performance goal applicable to our CEO's Annual Incentive Award for 2012 performance. While the target level of the 2013 cash-settled RSU award value was $1,125,000, the amount actually awarded was based on the degree to which the Company achieved the 2012 net income goal:

Net Income Goal Achievement	Grant of 2013 Target Annual Cash-Settled RSU Award
60% or more	100%
50% to below 60%	75%
40% to below 50%	50%
Less than 40%	0%

        In 2013, the Company granted 100% of the target annual incentive cash-settled RSU award to our CEO due to the achievement of 111% of the 2012 net income goal. This award vests equally over four years beginning on the second anniversary of the grant date. Vesting for the cash-settled RSU award may be accelerated under certain circumstances, including death, disability, termination without cause or for good reason, the CEO's termination after expiration of his employment agreement currently in effect, or a change in control. These circumstances are further described below under Potential Payments Upon Termination or Change in Control.

        2013 EPS-Based LTI Cash Award.     Our CEO is eligible for an annual long-term incentive cash award based on diluted earnings per share ("EPS") for the 2013-2015 performance period. The CN&G Committee considers an EPS-based award an important complement to the annual bonus, which is based on net income. While the annual bonus rewards net income growth, an EPS-based award is intended to ensure that such growth is not achieved at the expense of stockholder value.

        The target EPS-Based LTI Cash Award is $1,125,000. Actual payment, if any, will be determined by comparing the Company's cumulative actual EPS for the performance period to the sum of the three separate annual target EPS performance goals set by the CN&G Committee at approximately the start of each year. The EPS target set by the CN&G Committee each year is developed from the Company's budgeting process and reflects rigorous performance goals approved by the CN&G Committee and the Board, taking into account historical performance, current and expected economic conditions, and the Company's operating and investment plans. The CN&G Committee believes these additional performance conditions strengthen the linkage between compensation earned and the value delivered to our stockholders. In addition, this award reduces share utilization and dilution to our stockholders by settling the award in cash instead of stock.

        The following table shows the percentage of the target EPS-Based LTI Cash Award payable based on percentage achievement of the performance goal. The target award value is payable at achievement of 100% or more of cumulative target EPS for 2013-2015, scaling down to 60% if 75% of cumulative target EPS is achieved. If less than 75% of the EPS goal is achieved, then no amount is paid.

EPS Goal Achievement	EPS Percentage of Target Award Payable
100% or more	100%
75%	60%
Less than 75%	0%

        The EPS-Based LTI Cash Award has also been structured to give the CEO an opportunity to earn an additional award, but only if long-term EPS performance is significantly above target. Above target payout requires, however, above target performance for a longer time period than three years—either four or five years.

        Specifically, an additional award is payable if cumulative actual EPS is at least 105% of cumulative target EPS for the performance period. At 105% achievement, the additional award is an additional 33.33% of the target award ($375,000), scaling up to 50% of the target award ($562,500) if actual cumulative EPS is 107.5% or more of the cumulative target award. It should be emphasized that the additional award requires achievement significantly in excess of target—no additional award is payable unless target is exceeded by at least 5%.

        The additional award can be entirely earned for the 2013-2016 performance period if 107.5% of the target is met. To the extent the entire award is not earned for the 2013-2016 performance period, the unearned amount can still be earned if cumulative performance for the 2013-2017 performance period is high enough. For example, if cumulative EPS is 105% of target for 2013-2016, this would result in an additional award of $375,000. While the remaining $187,500 can be earned if 2013-2017 cumulative EPS is 107.5%, it should be noted that the 2013-2017 earnout is based on cumulative performance, so it will require superior performance in 2017 to achieve the maximum award. By way of example (the following numbers are illustrative only and do not represent projections with respect to future EPS), if the EPS target for each of the years from 2013-2016 were $4, the 105% threshold would require cumulative EPS to be $16.80 (105% of $16). By way of illustration, suppose that cumulative EPS were $16.80 for 2013-2016. In that case, if the EPS target for 2017 were again $4, the 107.5% achievement level would only be met for 2013-2017 if actual EPS for 2017 were $4.70 (117.5% of target) because the actual EPS in 2017 would have to be very significantly above 107.5% to make up for prior years. In effect, the payout curve in 2017 is significantly steeper than the payout curve for 2013-2016 because of the need to perform better than the 2013-2016 average to get any additional payout.

        In general, the payment of amounts earned, if any, under the EPS-Based LTI Cash Award for a performance period is contingent on employment through the end of the applicable performance period. Vesting for the EPS-Based LTI Cash Award may be accelerated under certain circumstances, including death, disability, termination without cause or for good reason, the CEO's termination after the expiration of his employment agreement currently in effect, or a change in control. Other than in the case of a change in control, accelerated vesting does not modify the performance requirements previously described. These circumstances are further described below under Potential Payments Upon Termination or Change in Control.

        In 2013, the Company's diluted EPS was $3.99, which was slightly below the 2013 target EPS goal of $4.01 set by the CN&G Committee in February 2013.

        The Company's diluted EPS for 2012 was $3.83, which was 109% of the target EPS goal of $3.51. The two-year EPS average for the 2012 EPS-Based LTI Cash Award is 104%, which is above target but below the 105% needed for any additional payout.

        2013 TSR-Based LTI Cash Award.     Our CEO is eligible for an annual long-term incentive cash award based on a comparison of the Company's three-year TSR for the July 1, 2013 through June 30, 2016 performance period relative to the SNL Bank Index, with a target award value of $750,000. The value of the award is determined by comparing the percentile ranking of the Company's TSR on the last day of the performance period to the TSRs measured as of such date for the companies (excluding the Company) ranked as the 11th through 50th of the largest banks in the SNL Bank Index as measured by assets (the "TSR Peers"). Previously the TSR comparison had been made by comparing the Company's performance to the banks in the KBW Regional Bank Index. The CN&G Committee concluded in 2013 that this index was no longer a good fit because, due to its growth, the Company was larger than all but one of the 50 banks in the KBW Regional Bank Index and was 10 times larger than the smallest bank in the index. The Company is much closer in size to the TSR Peers, ranking at approximately the 60th percentile in assets and the 50th percentile in market capitalization of the TSR Peers at the time the CN&G Committee decided to use the new index.

        The TSR Peers as of December 31, 2013 are as follows:

Associated Banc-Corp	Astoria Financial Corporation	Bank of Hawaii
BOK Financial Corporation	Comerica Incorporated	Commerce Bancshares
Cullen/Frost Bankers	East West Bancorp	EverBank Financial
Fifth Third Bancorp	First Citizens BancShares	First Horizon National Corp.
FirstMerit Corporation	First Niagara Financial Group	First Republic Bank
Fulton Financial Corp.	Hancock Holding Company	Hudson City Bancorp
Huntington Bancshares	Investors Bancorp, Inc.	KeyCorp
M&T Bank	New York Community Bancorp	Northern Trust
People's United Bank	Popular Community Bank	PrivateBancorp, Inc.
Prosperity Bancshares	Regions Financial Corporation	Signature Bank
SunTrust Banks	Susquehanna Bancshares, Inc.	SVB Financial Group
Synovus Financial Corp.	TCF Financial Corporation	UMB Financial Corporation
Valley National Bancorp	Webster Financial Corp.	Wintrust Financial Corporation
Zions Bancorporation

        The TSR-Based LTI Cash Award pays the target award value at 50th percentile performance and pays above target award value for at least 75th percentile performance, with a range for threshold to maximum performance from $0 to $1,125,000. The TSR-Based LTI Cash Award links pay to Company stock-price performance as compared to its peers and, as compared to the prior use of stock options, reduces share utilization and dilution to our stockholders through cash settlement. The award amount payable is calculated based on the Company's three-year TSR percentile ranking versus the TSR Peers as follows:

TSR Percentile	Deemed Value ($)
Below 25%	0
25% to below 50%	375,000
50% to below 75%	750,000
75% to below 90%	1,000,000
90% and above	1,125,000

        Clawback.     If the Annual Incentive Award, cash-settled RSU award, EPS-Based LTI Cash Award or TSR-Based LTI Cash Award is or was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, the excess compensation is subject to forfeiture and recoupment.

Other Named Executive Officers

  2013 Annual Base Salary

        During its 2013 annual compensation review, the CN&G Committee approved merit increases in the base salaries of the NEOs based on Company and individual performance to the following amounts, effective March 2013. Increases were generally based on the NEO's overall performance as well as their position relative to median market survey data.

Named Executive	2012 Base Salary ($)	2013 Base Salary ($)
Christopher J. Warmuth	567,000	600,000
Christopher J. Carey	541,000	565,000
Brian Fitzmaurice	430,540	448,000
Michael B. Cahill	450,000	468,000

  2013 Annual Cash Incentive Compensation

        The Annual Incentive Award for 2013 performance was awarded under the Executive Management Incentive Compensation Plan ("Executive Plan") for our CFO and under the Variable Bonus Plan for our other NEOs. The CN&G Committee designated Christopher J. Warmuth, Brian Fitzmaurice and Michael B. Cahill as participants in the Variable Bonus Plan for 2013. Mr. Carey, our CFO, participated in the Executive Plan. The CN&G Committee used the funding formulas and performance factors under the Executive Plan as the basis for its determination of the awards to the participants under the Variable Bonus Plan.

        Awards under the Variable Bonus Plan and Executive Plan are determined based on Company performance, individual performance and the performance of each executive's area of responsibility. Under these plans, management sets a financial goal for net operating income ("NOI") which is reviewed and approved by the CN&G Committee. Actual performance is measured against the NOI goal to determine award amounts. NOI is calculated as net income available to common stockholders, excluding unusual corporate gains or losses (net of tax) to prevent either unearned enrichment or unjust penalties for incentive plan participants. In 2013, the NOI performance goal was $220 million with funding capped at 125% of the target bonus for achievement of 115% or more of the NOI performance goal. If less than 85% of the NOI performance goal is achieved, there is no funding of the Company performance component for any participant in the Executive Plan.

        Financial goals were also set for each line division of the Company as part of setting internal financial and strategic goals, and goals with significant division and/or Company-wide impact were also set for heads of the staff divisions. Mr. Carey and Mr. Warmuth have responsibility for the performance of the entire organization, and funding of awards to them is based 100% on the Company's performance relative to the NOI performance goal. Mr. Fitzmaurice and Mr. Cahill are each responsible for a staff division, and funding of awards to them is based 60% on the Company's performance relative to the NOI performance goal and 40% based on an evaluation of their respective annual division and/or individual performance. In order for the division portion of the Plan to fund, at least 65% of the Company NOI performance goal must be achieved, and at least 85% of the division performance objectives must be achieved. Funding and payment of the awards is subject to an individual performance modifier which can result in an upward or downward adjustment by as much as 20%.

        The target and maximum permissible payouts expressed as a percentage of base salary for the NEOs for 2013 were as follows. The maximum payment percentage is a function of each NEO's (1) individual target annual incentive award, (2) the maximum financial component payable at 125% of target and (3) the maximum upward adjustment of 20% for individual performance.

Named Executive	Target	Maximum
Christopher J. Warmuth	125%	188%
Christopher J. Carey	125%	188%
Brian Fitzmaurice	100%	150%
Michael B. Cahill	90%	135%

        For 2013, 100% of the Company's NOI performance goal was achieved. The Company performance component was funded at 100% for each participant in the Executive Plan. To determine the award amount for each NEO, the CN&G Committee considered the Company's 2013 strong financial performance, as well as each of the NEOs' contribution to that performance, and the performance of each of them against their division and/or individual goals, as appropriate. The CN&G Committee approved the funding of the awards to each NEO at the percentage amount set forth below. The bonuses paid to each executive reflected the following percentage of the maximum bonus that the executive could have received under the applicable bonus plan for the Company's 2013 performance:

Named Executive	Percentage of Maximum Bonus
Christopher J. Warmuth	80%
Christopher J. Carey	80%
Brian Fitzmaurice	80%
Michael B. Cahill	80%

        The actual incentive award amounts for each NEO are set forth below in the Summary Compensation Table. The awards reflect the evaluation of each NEO's individual performance as well as an evaluation of his overall contributions to the Company's strong performance for 2013.

        In order to maximize the deductibility of the compensation and incentive payments to the NEOs, the requirements of Section 162(m) of the Internal Revenue Code of 1936, as amended (the "Code") were taken into account in the structure of the Variable Bonus Plan. At the start of 2013, the CN&G Committee reviewed and approved revenue as the financial criteria under the Variable Bonus Plan to determine whether the maximum permissible incentive for 2013 could be funded for each of Mr. Warmuth, Mr. Fitzmaurice, and Mr. Cahill, and set the performance goal at $750 million. In each case, these awards could then be reduced, but not increased, at the sole discretion of the Committee. The 2013 revenue goal was achieved.

  2013 Long-Term Incentive Compensation

        The CN&G Committee approves awards for long-term incentive compensation for the NEOs at the same time as annual cash compensation to ensure the CN&G Committee considers all elements of proposed compensation concurrently. In granting long-term compensation to the NEOs, the CN&G Committee follows a methodology including establishing the total dollar value of the award taking into account expectations for the executive's future contribution to the Company's long-term success, its strategic business plan and the role of the executive, individual performance, market data, internal parity, prudent corporate level expense management and consistency in equity award policies and practices.

        In 2013, the CN&G Committee approved the grant of a mix of options, restricted stock and cash-settled RSUs. The CN&G Committee continues to believe that equity based awards should constitute a core element of long-term compensation. The long-term compensation grants made in 2013 to our NEOs (other than our CEO) are a mix of approximately 50% options, 25% restricted stock, and 25% cash-settled RSUs. The restricted stock and cash-settled RSUs vest 25% per year beginning on the second anniversary of the grant date. Options vest 25% per year beginning on the first anniversary of the grant date.

        The following table sets forth the grants of equity based awards to the NEOs in 2013. It provides the number of shares of stock options, restricted stock and cash-settled RSUs granted to each NEO as part of their annual equity based award. The value of each award reflects the significance of the individual's responsibilities, their attractiveness to competitors, and the retention value of their previous equity awards. These awards were granted under the 2008 Plan.

Named Executive	Stock Options	Restricted Stock	Cash-Settled RSUs
Christopher J. Warmuth	42,178	4,935	4,935
Christopher J. Carey	38,344	4,486	4,486
Brian Fitzmaurice	11,503	1,346	1,346
Michael B. Cahill	11,503	1,346	1,346

 Equity Granting Practices

        Grants of equity awards are made by our CN&G Committee in accordance with its charter and our equity compensation plans. The grant date of all equity awards is the date of the CN&G Committee meeting at which the award is approved and, in the case of stock options, the grant price (also known as the exercise price) is required to be the same as the closing price of our common stock on the NYSE on that meeting date.

        Annual equity awards for NEOs are granted at a CN&G Committee meeting the same time each year in conjunction with the review of annual individual performance, which meeting typically is held in late February or early March and shortly before the effective date of base salary changes (if any) and Annual Incentive Award payments. In the event of an equity award for a new hire, management recommends to the CN&G Committee an award in connection with the hiring, but that equity award is not deemed approved until the CN&G Committee specifically approves the grant and the new hire actually begins employment. All details of equity awards are reflected in the minutes of the CN&G Committee meetings, and communication regarding equity awards is provided to appropriate Human Resources, Accounting and Legal Services Division personnel to ensure proper recordation, reporting and accounting for such awards.

Stock Ownership Requirements

        Our stock award program requires our NEOs to own a specific minimum amount of our common stock consistent with our stated principle to align our NEOs' interests with our stockholders' interests. The amount of common stock our NEOs must own varies depending upon the NEO's position and is computed as a multiple of annual base salary. Stock ownership requirements are phased in over five years with the first phase of the requirement becoming applicable three years from hire date or change in officer position. As of February 3, 2014, each NEO met and exceeded the applicable stock ownership requirements. The stock ownership requirements currently applicable to the NEOs are listed below:

Named Executive	Stock Ownership Requirement as % of Base Salary
Russell Goldsmith	500%
Christopher J. Warmuth	350%
Christopher J. Carey	350%
Brian Fitzmaurice	150%
Michael B. Cahill	150%

        Ownership may be achieved in several ways including shares owned directly, vested RSUs, stock held in our Profit Sharing Plan, units in the CNC Stock Fund, 50% of the gain on in-the-money exercisable stock options and 50% of unvested restricted stock and RSUs. The higher of the actual spot date price or the one year simple moving average price for the Company's stock may be used in determining compliance with these ownership requirements.

Restrictions on Hedging and Pledging

        Our Securities Trading Policy, which applies to all of our employees and directors, has for many years included a prohibition on hedging or speculative trading in Company stock. Consistent with evolving market practices, in February 2013, we adopted a policy prohibiting the future pledging of Company stock. Our policy requires the termination of any existing pledge positions as soon as practicable but no later than January 1, 2015, less than two years from implementation of this policy. There is one existing pledge position, which was in place at the time of the policy's adoption. While our CN&G Committee encourages the prompt termination of existing pledges, it believes that allowing for termination of such positions within two years is in line with the interests of our stockholders as it provides adequate time for the orderly transition of collateral.

Employment Agreements

        Other than our CEO, the NEOs do not have employment agreements. Russell Goldsmith serves as Chairman of the Board, CEO and President of the Company and Chairman of the Board and CEO of the Bank. The Company entered into an employment agreement with Russell Goldsmith on June 24, 2010 for a term of four years commencing July 16, 2010. The Company entered into a mutually agreed upon amendment to Mr. Goldsmith's employment agreement on March 14, 2012 which, as described above, substantially changed the structure of Mr. Goldsmith's long-term compensation. Our CEO's employment agreement does not provide for a golden parachute excise tax gross-up and requires a termination of employment in addition to a change in control before change in control benefits are triggered. See Potential Payments Upon Termination or Change in Control for further information regarding the rights of our CEO and the Company in various termination scenarios and upon a change in control of the Company.

Termination of Employment and Change in Control Plans and Agreements

        The rights and obligations of our CEO and the Company upon a change in control are governed by the terms of his employment agreement, which provides benefits in the event of a change in control of the Company ("CEO CIC Agreement"). Change in control payments, benefits and rights are set forth in the Strategy & Planning Committee Change in Control Severance Plan ("S&P Plan") for Christopher J. Carey and Christopher J. Warmuth, and in the Executive Committee Change in Control Severance Plan ("EC Plan," and together with the S&P Plan, the "CIC Plans") for Brian Fitzmaurice and Michael B. Cahill.

        The CIC Plans and the CEO CIC Agreement are designed to promote stability and continuity of management despite the risk of job loss in the event of termination due to a change in control, and are consistent with market practices. The CIC Plans and CEO CIC Agreement provide that following a defined change in control event, cash severance payments are paid upon involuntary termination for any reason, other than cause, death or disability, or upon termination for "good reason," within 12 months (36 months for the CEO) of the occurrence of a change in control. The CIC Plans (but not the CEO CIC Agreement) also provide that a termination for "good reason" includes a voluntary termination of employment during the 30-day period immediately preceding the first anniversary of the change in control. The CEO CIC Agreement provides that following a change of control, the CEO will be employed for the greater of three years or the remaining term of his employment agreement. This structure provides for transition in the event of a change in control and provides an incentive for the NEOs to remain with the successor organization after a change in control.

        Information regarding applicable payments under these agreements for the NEOs is provided below under Potential Payments Upon Termination or Change in Control.

Executive Compensation Tax and Accounting Considerations

        Deductibility of Executive Compensation.     Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers, other than the Chief Financial Officer, unless the compensation qualifies as performance based. To maintain flexibility in compensating executive officers, the CN&G Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so to the extent possible and consistent with overall corporate goals. The Variable Bonus Plan and the compensation structure of our CEO's employment agreement is designed to maximize the deductibility of our compensation and incentive payments by taking into account the requirements of Section 162(m) of the Code. For example, in order to comply with Section 162(m) of the Code, a precondition to any payout under the EPS-Based LTI Cash Award described above is that 40% of the Annual Incentive Award performance goal for the year of grant be achieved.

Risk Management

        At the request of the CN&G Committee, the Company's senior risk officers and F.W. Cook conducted a risk-based review of the Company's employee incentive plans in 2013. The objective of the review was to identify areas of risk or potential for unintended consequences that exist in the design of compensation programs and to identify potential areas of concern in the Company's incentive plans relative to the Company's enterprise risk factors. Design features of the incentive plans that mitigated risk were taken into consideration in evaluating the overall results.

        The CN&G Committee considered the results of this review for 2013. With the concurrence of the Company's Senior Risk Management Officer and F.W. Cook, the CN&G Committee concluded that there were no significant risk areas from an incentive compensation risk perspective, the incentive plans were generally well aligned with compensation design principles, and the risks arising from the Company's incentive compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

        The review also considered the Guidance on Sound Incentive Compensation Policies jointly issued in June 2010 by federal bank regulatory agencies and proposed rules issued pursuant to section 956 of the Dodd-Frank Act, each of which contain further guidance for assessing risk with respect to employee compensation plans. The Company will continue to monitor the impact of the Guidance and the proposed rules with respect to its incentive compensation program and risk.

Compensation Committee Report

        The Compensation, Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussion, the Compensation, Nominating & Governance Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION, NOMINATING & GOVERNANCE COMMITTEE
BRUCE ROSENBLUM, CHAIRMAN RICHARD L. BLOCH KENNETH L. COLEMAN ROBERT H. TUTTLE

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid or earned by our NEOs for each of the fiscal years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)

Russell Goldsmith(5)	2013	980,000	—	1,125,022	—	1,715,000	—	39,771	3,859,793
Chairman of the Board,	2012	980,000	—	1,124,991	—	2,064,352	128,069	40,818	4,338,230
Chief Executive Officer and	2011	980,000	—	1,319,973	2,519,997	2,381,944	2,267,934	37,915	9,507,763
President, City National
Corporation; Chairman of the
Board and Chief Executive
Officer, City National Bank

Christopher J. Warmuth	2013	594,500	—	550,056	550,001	900,000	—	36,641	2,631,198
Executive Vice President,	2012	564,167	—	500,009	500,003	1,050,000	—	37,703	2,651,882
City National Corporation and	2011	545,833	—	1,900,012	399,993	1,031,250	—	36,527	3,913,615
President, City National Bank

Christopher J. Carey	2013	561,000	—	500,010	500,006	847,500	—	38,011	2,446,527
Executive Vice President and	2012	538,333	—	449,989	449,994	1,000,000	—	39,188	2,477,504
Chief Financial Officer, City	2011	520,833	—	1,850,021	349,996	984,375	—	36,677	3,741,902
National Corporation and City
National Bank

Brian Fitzmaurice	2013	445,090	—	150,026	149,999	537,600	—	33,381	1,316,096
Executive Vice President and	2012	428,450	—	149,965	150,002	600,000	—	34,658	1,363,075
Chief Credit Officer, City	2011	415,000	—	1,217,800	324,530	575,000	—	31,799	2,564,129
National Bank

Michael B. Cahill	2013	465,000	—	150,026	149,999	505,400	—	33,381	1,303,806
Executive Vice President,	2012	447,100	—	149,965	150,002	575,000	—	34,658	1,356,725
Corporate Administrative &	2011	429,167	—	1,149,969	150,009	537,500	—	31,799	2,298,444
Risk Group, City National
Corporation and City National
Bank

(1)
The amounts shown in columns (e) and (f) for stock awards and option awards represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation. See the Company's Annual Report on Form 10-K, Note 1 and Note 15 to the Company's Consolidated Financial Statements for the year ended December 31, 2013 regarding the Company's accounting for share-based compensation plans. Restricted stock, RSU and cash-settled RSU awards are valued at the closing price of the Company's common stock on the date of award. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model.

(2)
The non-equity incentive compensation award to Russell Goldsmith is paid in accordance with the terms of his employment agreement and the Variable Bonus Plan. Our next three most highly compensated NEOs (other than our CFO), were designated as eligible plan participants under the Variable Bonus Plan for 2013. For 2013, our CFO participated in the Bank's Executive Plan. See Compensation Discussion and Analysis for details regarding how objectives are set and actual incentive awards are calculated and determined for each NEO. See also 2013 Grants of Plan-Based Awards below.

(3)
Amounts reported show the aggregate change in the actuarial present value of Russell Goldsmith's accumulated benefit under his SERP for fiscal years 2012 and 2011. In 2012, Russell Goldsmith's SERP benefit was terminated and the present value of the accumulated SERP benefit as of March 14, 2012 was invested on that date in fully vested interests in the CNC Stock Fund, which is measured in shares of our common stock. See Compensation Discussion and Analysis and 2013 Nonqualified Deferred Compensation for more information. None of the NEOs earned above market or preferential earnings on nonqualified deferred compensation. Information on the NEOs' earnings under the Executive Deferred Compensation Plan is set forth in 2013 Nonqualified Deferred Compensation below.

(4)
"All Other Compensation" includes the following for fiscal year 2013:

•
Perquisites:

•
Auto Allowance:    Consistent with benefits provided to all executive committee members, each NEO receives an annual automobile allowance.

•
Club Dues:    50% of monthly club dues are reimbursed to NEOs pursuant to our Club Membership Policy which states that club membership is to be used primarily to develop business. Amounts reported for Brian Fitzmaurice and Michael B. Cahill do not include any amounts reimbursed for club dues.

•
Executive Long-Term Disability Insurance:    Consistent with benefits provided to all executives, the Company fully covers the premium cost of Executive Long-Term Disability Insurance for the NEOs.

•
Contributions to Defined Contribution Plan:    Reflects our matching contribution to the Profit Sharing Plan allocable to the NEO, including any matching contribution to the Section 401(k) deferred compensation feature of the Profit Sharing Plan. For 2013, a profit sharing contribution of $20,598 was made for each NEO.

(5)
Our CEO's compensation is determined pursuant to the terms of his employment agreement, the material terms of which are described in Compensation Discussion and Analysis above.

 2013 GRANTS OF PLAN-BASED AWARDS

        The following table provides information on grants of plan-based awards to the NEOs during fiscal year 2013. The material terms of the equity compensation awards are set forth above in Compensation Discussion and Analysis.

							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name	Award Type(1)		Grant Date	Threshold ($)	Target ($)	Maximum ($)

Russell Goldsmith	AIA	(3)	—	257,250	1,715,000	3,430,000	—	—	—	—
	EPS LTICA	(4)	—	675,000	1,125,000	1,687,500	—	—	—	—
	TSR LTICA	(5)	—	375,000	750,000	1,125,000	—	—	—	—
	CS-RSU		2/27/2013				20,187	—	—	1,125,022

Christopher J. Warmuth	AIA	(3)	—	—	750,000	1,125,000	—	—	—	—
	RS		2/27/2013				4,935	—	—	275,028
	CS-RSU		2/27/2013				4,935	—	—	275,028
	SO		2/27/2013				—	42,178	55.73	550,001

Christopher J. Carey	AIA	(3)	—	226,000	706,250	1,059,375	—	—	—	—
	RS		2/27/2013				4,486	—	—	250,005
	CS-RSU		2/27/2013				4,486	—	—	250,005
	SO		2/27/2013				—	38,344	55.73	500,006

Brian Fitzmaurice	AIA	(3)	—	—	448,000	672,000	—	—	—	—
	RS		2/27/2013				1,346	—	—	75,013
	CS-RSU		2/27/2013				1,346	—	—	75,013
	SO		2/27/2013				—	11,503	55.73	149,999

Michael B. Cahill	AIA	(3)	—	—	421,200	631,800	—	—	—	—
	RS		2/27/2013				1,346	—	—	75,013
	CS-RSU		2/27/2013				1,346	—	—	75,013
	SO		2/27/2013				—	11,503	55.73	149,999

(1)
Type of Award:
    AIA—Annual Incentive Award
    EPS LTICA—EPS-Based Long-Term Incentive Cash Award
    TSR LTICA—TSR-Based Long-Term Incentive Cash Award
    SO—Stock Option
    CS-RSU—Cash-Settled Restricted Stock Unit
    RS—Restricted Stock

All awards, other than the AIA, are granted under the 2008 Plan.

(2)
For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see Note 15 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
The amounts in these rows represent the potential payouts to our NEOs under the Variable Bonus Plan, and for our CFO, under the Executive Plan. The Summary Compensation Table shows the actual Annual Incentive Award earned by our NEOs for fiscal 2013 performance. See Compensation Discussion and Analysis for a description of the respective incentive plans and related performance goals and determination of non-equity incentive awards.

(4)
Our CEO is eligible for the EPS LTICA under the 2008 Plan based on the Company's cumulative actual EPS performance as compared to cumulative target EPS performance for the 2013-2015 performance period. See Compensation Discussion and Analysis for a further description of the EPS LTICA. In the event of a change in control (as defined in our CEO's employment agreement), this award will be deemed earned and subject to payout under the terms of the employment agreement. See Potential Payments Upon Termination or Change In Control for more information.

(5)
Our CEO is eligible for the TSR LTICA under the 2008 Plan based on a comparison of the Company's three-year TSR as compared to the TSR Peers. See Compensation Discussion and Analysis for a further description of the TSR LTICA. In the event of a change in control (as defined in our CEO's employment agreement), this award will be deemed earned and subject to payout under the terms of the employment agreement. See Potential Payments Upon Termination or Change In Control for more information.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information about outstanding equity awards to the NEOs at December 31, 2013.

			Option Awards(1)				Stock Awards(2)

			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
								Market Value of Shares or Units of Stock That Have Not Vested ($)
							Number of Shares or Units of Stock That Have Not Vested (#)
					Option Exercise Price ($)	Option Expiration Date
Name	Grant Date		Exercisable	Unexercisable

Russell Goldsmith	3/11/2005		42,000		68.98	3/10/2015
	3/3/2006		46,196		75.87	3/2/2016
	7/14/2006		30,157		64.08	7/13/2016
	2/20/2007		66,840		74.79	2/19/2017
	7/25/2007		30,432		72.51	7/24/2017
	2/27/2008		95,297		54.88	2/26/2018
	7/23/2008		22,506		50.39	7/22/2018
	3/6/2009						12,405	982,724
	3/4/2010		61,920	20,641	50.17	3/3/2020	14,202	1,125,082
	7/21/2010		17,942	5,981	50.88	7/20/2020
	2/16/2011		34,573	34,573	60.89	2/15/2021	16,259	1,288,038
	7/20/2011		42,765	42,766	53.68	7/19/2021
	3/14/2012						22,563	1,787,441
	2/27/2013						20,187	1,599,214

Christopher J. Warmuth	3/11/2005		8,000		68.98	3/10/2015
	5/25/2005		20,000		70.85	5/24/2015
	3/3/2006		16,684		75.87	3/2/2016
	2/20/2007		19,416		74.79	2/19/2017
	2/27/2008		29,400		54.88	2/26/2018
	3/6/2009		54,688		23.68	3/5/2019	3,827	303,175
	3/4/2010		26,506	8,836	50.17	3/3/2020	6,080	481,658
	2/16/2011		10,476	10,477	60.89	2/15/2021	4,927	390,317
	2/16/2011	(3)					24,635	1,951,585
	2/22/2012		10,390	31,173	46.66	2/21/2022	5,358	424,461
	2/22/2012						5,358	424,461
	2/27/2013			42,178	55.73	2/26/2023	4,935	390,951
	2/27/2013						4,935	390,951

Christopher J. Carey	3/11/2005		15,000		68.98	3/10/2015
	3/3/2006		13,604		75.87	3/2/2016
	2/20/2007		15,256		74.79	2/19/2017
	2/27/2008		24,331		54.88	2/26/2018
	3/6/2009		45,259		23.68	3/5/2019	3,168	250,969
	3/4/2010		23,247	7,750	50.17	3/3/2020	5,332	422,401
	2/16/2011		9,167	9,167	60.89	2/15/2021	4,311	341,517
	2/16/2011	(3)					24,635	1,951,585
	2/22/2012		9,351	28,055	46.66	2/21/2022	4,822	381,999
	2/22/2012						4,822	381,999
	2/27/2013			38,344	55.73	2/26/2023	4,486	355,381
	2/27/2013						4,486	355,381

Brian Fitzmaurice	2/21/2006		5,500		75.06	2/20/2016
	2/20/2007		6,936		74.79	2/19/2017
	10/24/2007		9,705		65.85	10/23/2017
	2/27/2008		10,138		54.88	2/26/2018
	3/6/2009						1,056	83,656
	3/4/2010		8,256	2,752	50.17	3/3/2020	1,894	150,043
	9/22/2010		12,750	4,250	51.07	9/21/2020	10,000	792,200
	2/16/2011		8,500	8,500	60.89	2/15/2021	15,000	1,188,300
	2/22/2012		3,117	9,352	46.66	2/21/2022	1,607	127,307
	2/22/2012						1,607	127,307
	2/27/2013			11,503	55.73	2/26/2023	1,346	106,630
	2/27/2013						1,346	106,630

Michael B. Cahill	3/11/2005		6,756		68.98	3/10/2015
	4/3/2006		6,250		76.94	4/2/2016
	2/20/2007		8,324		74.79	2/19/2017
	2/27/2008		12,166		54.88	2/26/2018
	3/6/2009		8,849		23.68	3/5/2019	1,214	96,173
	3/4/2010		10,428	3,477	50.17	3/3/2020	2,392	189,494
	2/16/2011		3,929	3,929	60.89	2/15/2021	1,848	146,399
	2/16/2011	(3)					16,423	1,301,030
	2/22/2012		3,117	9,352	46.66	2/21/2022	1,607	127,307
	2/22/2012						1,607	127,307
	2/27/2013			11,503	55.73	2/26/2023	1,346	106,630
	2/27/2013						1,346	106,630

(1)
All stock options referenced in this table vest at the rate of 25% per year, on each of the first four anniversaries of the grant date.

(2)
Unless otherwise noted in these footnotes, all RSUs, cash-settled RSUs and restricted stock vest at the rate of 25% per year, beginning on the second anniversary of the grant date. Vested RSUs convert and are distributed at least six months after termination of employment. RSUs that have not vested at termination are subject to forfeiture as described in the 2008 Plan. The market price of shares or units of stock that have not vested is calculated based on $79.22 per share, the closing price of the Company's stock on December 31, 2013, as reported on the NYSE.

(3)
50% of these RSUs vest five years after the grant date and the other 50% will vest six years after the grant date; provided that the RSU award is subject to forfeiture in the event of termination of employment for any reason other than death, total disability or a change in control.

2013 OPTION EXERCISES AND STOCK VESTED

        The following table contains information relating to the exercise of stock options and vesting of restricted stock and RSUs during fiscal year 2013.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Russell Goldsmith	232,406	4,829,681	30,278	1,699,311

Christopher J. Warmuth	5,689	77,605	10,161	570,394

Christopher J. Carey	25,000	262,480	8,637	484,846

Brian Fitzmaurice	4,497	168,855	12,573	752,497

Michael B. Cahill	8,189	137,085	3,709	208,151

(1)
Represents the difference between the exercise price of the options and the market price of the Company's common stock at the time of exercise as reported on the NYSE.

(2)
17,873 of the stock awards listed for Russell Goldsmith, 4,692 of the stock awards listed for Christopher J. Warmuth, and 4,033 of the stock awards listed for Christopher J. Carey, are RSUs that vested in 2013. Receipt of the shares represented by the RSUs is deferred, and the vested RSUs convert to shares and are distributable on a date that is at least six months after termination of employment. The balance of the stock awards listed are restricted stock which have been issued to these NEOs without further restriction.

(3)
Represents the value of the stock award based on the market price of the Company's common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

2013 NONQUALIFIED DEFERRED COMPENSATION

        Pursuant to the Executive Deferred Compensation Plan ("Executive DCP"), colleagues who are senior vice presidents or above (or equivalent positions) can elect to defer up to 75% of their salary, up to 100% of their commissions, and up to 100% of their annual non-equity incentive bonus compensation, and, up to 100% of their cash-settled RSUs, cash-settled performance share units and cash-settled performance unit awards, instead of receiving these amounts as cash payments taxable in the year of receipt. The Company makes a contribution to the account of each participant whose Profit Sharing Plan employer contribution was reduced as a result of deferrals to the Executive DCP. Any amount of base salary and/or commission that a colleague defers into the Executive DCP is not counted for purposes of calculating eligible compensation under the Profit Sharing Plan. If the Company makes a Profit Sharing Plan employer contribution, then the Company will contribute to a participant's account in the Executive DCP an amount equal to the amount of compensation (as such term is used in the Profit Sharing Plan) that such participant has elected to defer multiplied by the percentage of compensation that participants in the Profit Sharing Plan received as an employer contribution. Other than any profit sharing make-up contribution, contributions to the Executive DCP consist solely of colleague deferrals.

        Under the Executive DCP, colleagues may select from investment options, approved by the Company's Benefits Committee, in which the deferred compensation is deemed to be invested, including the CNC Stock Fund. Other than the CNC Stock Fund, the investment options are non-publicly traded mutual funds, and are only available through variable insurance products. Participants have no ownership interest in any of the investment options they select, as the investment options are used principally to measure gains or losses. In addition, share equivalents allocated to the CNC Stock Fund do not have voting rights. Investment experience is credited to the executives' accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred compensation amounts. Other than the CNC Stock Fund, executives may change investment allocation elections as often as daily. An executive will not subsequently be able to change his or her investment election (or diversify out of the CNC Stock Fund) for any amounts which the executive has designated to be invested in the CNC Stock Fund. The table below shows the fifteen funds in which more than 70% of the assets deferred to the Executive DCP have been allocated and their annual rate of return for the calendar year ended December 31, 2013, as reported by MullinTBG, the plan record keeper for the Executive DCP. These funds and the other investment options available to participants are used as the index for calculating investment returns on executives' deferrals under the Executive DCP.

NAME OF FUND	CAL YR ENDING DEC 2013 RATE OF RETURN %
PIMCO VIT Total Return—Admin Shares	-2.15
NVIT Money Market—Class V	0
Ivy Funds VIP High Income	10.28
Fidelity VIP Growth—Service Class	35.93
T. Rowe Price Equity Income—Class II	29.15
City National Corporation Common Stock	61.76
PIMCO VIT Low Duration—Admin Shares	-0.33
Goldman Sachs VIT Mid Cap Value	32.63
Advisor Managed Portfolio—Moderate Allocation	6.43
Fidelity VIP II Contrafund—Service Class	30.88
Dreyfus IP Small Cap Stock Index—Service Shares	40.43
American Funds IS International—Class 2	21.39
Vanguard VIF Diversified Value	29.14
Oppenheimer Global VA—Non-Service Shares	27.05
Templeton VIPT Global Bond Securities—Class 2	1.43

        The unfunded, non-qualified plan structure of the Executive DCP is required in order to preserve the beneficial tax deferral treatment for participating colleagues. Amounts in a colleague's deferral account represent unsecured claims against our assets.

        Deferred amounts together with any credited investment returns are paid out to participating colleagues in accordance with their advance written election either (i) in a lump sum or in installments commencing at a specified date during the colleague's employment for amounts other than those invested in the CNC Stock Fund, or (ii) upon termination of employment. No in-service distribution election may be made for any funds deemed invested in the CNC Stock Fund. Hardship distributions are permitted for reason of "unforeseeable emergencies" and are subject to approval by the Benefits Committee. Non-scheduled in-service withdrawals are permitted only with respect to deferrals not subject to Section 409A of the Code and are subject to forfeiture equal to 10% of the amount withdrawn. Separate distribution elections are made for each deferral year, generally prior to the end of the prior deferral year. Changes to distribution elections are allowed in accordance with Executive DCP plan provisions and for compliance with Section 409A of the Code with respect to deferrals made for calendar years 2005 and later.

        As part of the amendment of our CEO's employment agreement, our CEO's Supplemental Retirement Benefit Agreement was amended to terminate our CEO's right to receive supplemental retirement benefits in exchange for fully vested interests in a CNC Stock Fund administered outside of the Executive DCP. On March 14, 2012, the actuarial present value of the accumulated SERP benefit was frozen as of that date and invested in fully vested interests in the CNC Stock Fund, which is measured in shares of our common stock. Share equivalents allocated to the CNC Stock Fund do not have voting rights.

Cash dividends which are paid on our common stock are deemed paid on the number of shares of our common stock represented in the CNC Stock Fund and deemed reinvested in the CNC Stock Fund on the dividend payment date. Our CEO is entitled to receive the lump sum value of the CNC Stock Fund, payable solely in shares of our common stock, on the first day of the month following his termination of employment for any reason. Our CEO is not entitled to any installment or annuity payments related to this benefit.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)

Russell Goldsmith
Executive DCP	516,088	—	586,603	—	8,513,846

CNC Stock Fund	—	—	5,249,455	—	13,749,450

Christopher J. Warmuth	—	—	423,087	—	3,195,732

Christopher J. Carey	156,100	—	437,976	—	1,262,712

Brian Fitzmaurice	240,000	—	50,192	—	378,315

Michael B. Cahill	110,000	—	244,970	—	1,294,938

(1)
Reflects the following contributions from salary which are reported as compensation for fiscal year 2013 to that NEO in the 2013 Summary Compensation Table: Russell Goldsmith—$0; Christopher J. Warmuth—$0; Christopher J. Carey—$56,100; Brian Fitzmaurice—$0; and Michael B. Cahill—$45,000. The remaining amounts reflected in this column are contributions from annual cash incentive awards earned in 2012 but paid in 2013 and reported in the Summary Compensation Table in our proxy statement in the year earned.

(2)
None of the earnings in this column are included in the Summary Compensation Table because they are not preferential or above market.

(3)
Reflects deferrals of cash compensation from prior years, including bonus amounts earned in 2012 but paid in 2013, in the following amounts for each NEO that were previously reported in the Summary Compensation Table in our proxy statement for the relevant years: Russell Goldsmith—$3,413,068; Christopher J. Warmuth—$1,503,396; Christopher J. Carey—$645,549; Brian Fitzmaurice—$307,200; and Michael B. Cahill—$355,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The potential payments to each of our NEOs in the event of their termination or a change in control are discussed below. The following information is presented as if a termination event occurred on December 31, 2013. The amounts shown include amounts earned through that time and are estimates of the amounts that would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of an actual termination.

Payments Made Upon Any Termination of Employment

        Regardless of the manner in which a NEO's employment terminates, the officer would be entitled to receive the following amounts earned during the officer's term of employment: (i) the balance of the executive's deferred compensation account, which includes only personal deferrals and related earnings and does not include a Company contribution, with distributions delayed until at least 6 months after termination; and (ii) amounts accrued and vested through our Profit Sharing Plan. Our CEO is entitled to receive a lump sum distribution from the CNC Stock Fund payable in shares of the Company's common stock which at December 31, 2013 was valued at $13,749,450 under each termination scenario described below. For each NEO, see 2013 Nonqualified Deferred Compensation for aggregate balances as of December 31, 2013, which balances would be distributed pursuant to the NEO's election made at enrollment, six months after termination. The potential payments described below for each NEO are in addition to these amounts.

        Potential payments in each scenario described below are in addition to the following equity compensation:

Name	In-the-money exercisable stock options ($)(1)	Vested RSUs ($)(2)
Russell Goldsmith	8,543,284	8,577,546
Christopher J. Warmuth	5,444,515	1,719,866
Christopher J. Carey	4,520,484	2,338,099
Brian Fitzmaurice	1,286,165	0
Michael B. Cahill	1,384,342	0

(1)
Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on December 31, 2013 based on the closing market price of our stock on that day ($79.22). There is no guarantee that, if and when these options are exercised, they will have this value. This amount is forfeited upon termination for cause.

(2)
Value is calculated by multiplying the number of vested units by the closing market price of a share of our common stock on December 31, 2013 ($79.22).

Payments Made Upon Retirement

        Upon retirement after reaching age 65 by the NEOs other than Russell Goldsmith: (i) subject to expiration, vested stock options must be exercised within three years following retirement or they are forfeited; (ii) vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination; and (iii) unvested stock options, restricted stock, cash-settled RSUs and RSUs would be forfeited immediately.

        Under the terms of his employment agreement, upon retirement on or after age 62, our CEO is entitled to receive office space and secretarial support for five years valued at $1,042,800. With regard to stock options, (i) vested stock options would have to be exercised within 10 years of the grant date or they would be forfeited; (ii) unvested stock options granted prior to June 24, 2010 would vest immediately and be exercisable for 10 years following the grant date; and (iii) all other unvested options would be forfeited immediately upon retirement. With respect to restricted stock, RSUs, cash-settled RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award, (i) vested RSUs would convert to shares and be delivered at least 6 months after retirement; (ii) unvested restricted stock, RSUs and cash-settled RSUs would be forfeited immediately; (iii) unvested EPS-Based LTI Cash Award would be forfeited if such retirement occurs prior to July 15, 2014, and shall vest in full if retirement occurs on or after July 15, 2014; and (iv) unvested TSR-Based LTI Cash Award would be forfeited if such retirement occurs prior to July 15, 2014, and shall vest in full if retirement occurs on or after July 15, 2014. As of December 31, 2013, the value of accelerated vesting and delivery of stock options, restricted stock, cash-settled RSUs and RSUs upon retirement after age 62 is $599,621. As of December 31, 2013, the total value of the foregoing amounts payable to our CEO upon retirement after age 62 is $1,642,421.

Payments Made Upon Termination of Employment Without Cause or Resignation

        If a NEO is terminated without cause or resigns before reaching retirement age, the following would apply: (i) subject to expiration, vested stock options would have to be exercised within 90 days following termination or resignation or they would be forfeited; (ii) vested RSUs would convert to shares and be delivered to the executive at least six months after termination or resignation; and (iii) unvested stock options, restricted stock, cash-settled RSUs and RSUs would be forfeited immediately.

        Upon termination of employment without cause or by our CEO for good reason, our CEO would be entitled to the following benefits as of December 31, 2013: (i) lump sum payment of base salary he would have received had his employment agreement been extended for three years ($2,940,000); (ii) lump sum payment of the Annual Incentive Award he would have received had his employment agreement been extended for three years calculated based on 175% of annual base compensation ($5,145,000); (iii) an amount equal to the Company's contributions to the Profit Sharing Plan he would have received if his employment continued for three more years, measured based on the greatest amount contributed by the Company during the three years prior to termination ($61,794); (iv) continuation of healthcare benefits for three years ($51,764); and (v) office space and secretarial support for five years ($1,042,800).

        With regard to stock options, (i) vested stock options would have to be exercised within 10 years of the grant date or they would be forfeited; and (ii) unvested stock options granted under his employment agreement would vest immediately and be exercisable for 10 years following the grant date. With respect to our CEO's restricted stock, RSUs, cash-settled RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award, (i) vested RSUs would convert to shares and be delivered at least six months after termination; (ii) unvested restricted stock would vest immediately and be delivered; (iii) unvested RSUs would vest immediately, convert to shares and be delivered at least six months after termination; (iv) unvested cash-settled RSUs would vest immediately and convert to cash; and (v) the forfeiture restrictions on his outstanding EPS-Based LTI Cash Award and TSR-Based LTI Cash Award will lapse and he will be eligible to receive the value of the awards at the end of the performance period based on actual performance ($4,875,000 based on the target award value at December 31, 2013). As of December 31, 2013, the value of accelerated vesting and delivery of stock options, restricted stock, RSUs, cash-settled RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award upon termination without cause is $14,152,589. As of December 31, 2013, the total value of the foregoing amounts payable to our CEO upon termination without cause or resignation for good reason is $23,393,947.

Payments Made Upon Termination of Employment for Cause

        Upon a termination for cause: (i) stock options, both vested and unvested, would be forfeited immediately; (ii) unvested restricted stock, cash-settled RSUs, RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award would be forfeited immediately; and (iii) vested RSUs would convert to shares and be delivered at least 6 months after termination.

 Payments Made Upon Death or Disability

        In the event of the termination of employment of a NEO, other than our CEO, due to the officer's death: (i) unvested stock options would vest immediately and, subject to expiration, all vested stock options would have to be exercised within one year following death or they would be forfeited; and (ii) unvested restricted stock, unvested cash-settled RSUs and unvested RSUs would vest immediately; and (iii) all vested RSUs would convert to shares and be delivered to the executive's estate at least six months after death.

        For NEOs, other than our CEO, upon termination of a NEO's employment because of disability, including permanent and total disability as defined under the Code: (i) unvested stock options would vest immediately and, subject to expiration, all vested stock options would have to be exercised within three years or they would be forfeited; and (ii) unvested restricted stock, unvested cash-settled RSUs and unvested RSUs would vest immediately; and (iii) all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination.

        As of December 31, 2013, the following is the value of accelerated vesting and delivery of stock options, restricted stock, cash-settled RSUs and RSUs upon death or total disability: Christopher J. Warmuth—$7,212,040; Christopher J. Carey—$6,648,572; Brian Fitzmaurice—$3,612,167; and Michael B. Cahill—$2,948,701.

        Under the terms of his employment agreement, upon death or disability, our CEO (or his estate) is entitled to the same payments as summarized above for termination without cause, except with respect to office space or secretarial support in the event of our CEO's death. Unvested stock options would vest immediately and vested stock options would have to be exercised within one year of death, subject to expiration (3 years if termination of employment is due to disability) or they would be forfeited. With respect to restricted stock, RSUs cash-settled RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award, (i) vested RSUs would convert to shares and be delivered at least six months after termination; (ii) unvested restricted stock would vest immediately and be delivered; (iii) unvested RSUs would vest immediately, convert to shares and be delivered at least six months after termination, (iv) unvested cash-settled RSUs would vest immediately and convert to cash; (v) the forfeiture restrictions on his EPS-Based LTI Cash Award and TSR-Based LTI Cash Award will lapse and he will be eligible to receive the value of the award at the end of the performance period based on actual performance ($4,875,000 based on the target award value at December 31, 2013). As of December 31, 2013, the value of accelerated vesting and delivery of stock options, restricted stock, RSUs, cash-settled RSUs, EPS-Based LTI Cash Award and TSR-Based LTI Cash Award upon termination without cause is $14,152,589. As of December 31, 2013, the total of the foregoing amounts payable to our CEO upon termination for disability is $23,393,947 and upon termination for death is $22,351,147.

Payments Made on Involuntary or Good Reason Termination of Employment in the Event of a Change in Control

        In the event of an involuntary or good reason termination of employment of a NEO (other than our CEO) following a change in control, the NEO would be entitled to the payments and benefits described below under the terms of the applicable CIC Plans. The rights and obligations of our CEO and the Company upon a change in control are set forth in the CEO CIC Agreement. In general terms, and subject to specific exceptions and requirements included in the CIC Plans or CEO CIC Agreement, a "change in control" event includes (i) the acquisition of 30% or more of the Company's outstanding common stock or voting power (other than by certain existing stockholders); (ii) a change of the majority of the existing Board; (iii) a transaction resulting in a change of 50% or more of the common stock and voting power of the Company; (iv) any entity acquiring 30% or more of the common stock or voting power; (v) a change of the majority of the Board approving the transaction; or (vi) liquidation or dissolution of the Company.

        The CIC Plans provide that upon termination for death or disability during the one-year period beginning on the date of a defined change in control event, the NEOs (other than our CEO) would be entitled to (i) a lump sum payment of the NEO's annual base salary through the date of termination to the extent not already paid (the NEO's salaries were paid through December 31, 2013 and therefore, no amount would be owed) and a pro rata portion of the highest annual bonus paid to the NEO in the prior three years for the year in which termination occurs. As of December 31, 2013, the following amounts would be payable upon termination for death or disability following a change in control: Christopher J. Warmuth—$1,050,000; Christopher J. Carey—$1,000,000; Brian Fitzmaurice—$600,000; and Michael B. Cahill—$575,000.

        The CIC Plans and the CEO CIC Agreement provide that following a defined change in control event, cash severance payments are paid upon involuntary termination for any reason other than cause, death or disability, or termination for "good reason" within 12 months (36 months for the CEO) of the occurrence of a change in control. The CIC Plans (but not the CEO CIC Agreement) provide that termination for good reason includes a voluntary termination of employment during the 30-day period immediately preceding the first anniversary of the change in control.

        Upon an involuntary or good reason termination following a change in control, the NEOs (other than our CEO) would be entitled to the following benefits: (i) a lump sum payment of the NEO's annual base salary through the date of termination to the extent not already paid (the NEO's salaries were paid through December 31, 2013 and therefore, no amount would be owed) and a pro rata portion of the highest annual bonus paid to the NEO in the prior three years for the year in which termination occurs; (ii) a lump-sum payment of three times (two times for Brian Fitzmaurice and Michael B. Cahill) base salary and annual bonus, with the basis for the salary payout being 12 times the highest monthly base salary previously paid to the NEO, and the basis for the bonus payout being the highest annual bonus paid to the NEO in the prior three years; (iii) an amount equal to the Company's contributions to the Profit Sharing Plan that the NEO would have received if his employment continued for three more years (two years for Mr. Fitzmaurice and Mr. Cahill), measured based on the greatest amount contributed by the Company during the three years prior to termination; (iv) healthcare benefits for three years (two years for Mr. Fitzmaurice and Mr. Cahill); (v) outplacement services for two years; and (vi) subject to the discretion of our CN&G Committee, all unvested stock options would vest immediately at the time of change in control, subject to expiration, all vested options would have to be exercised within 90 days or they would be forfeited, unvested restricted stock and unvested RSUs and cash-settled RSUs would vest immediately at the time of change in control, and all vested RSUs would convert to shares and be delivered to the executive at least six months after termination.

        Upon an involuntary or good reason termination by Russell Goldsmith following a change in control, Russell Goldsmith would be entitled to the following benefits: (i) a lump sum payment of his annual base salary through the date of termination to the extent not already paid (his salary was paid through December 31, 2013 and therefore, no amount would be owed) and a pro rata portion of his Annual Incentive Award calculated based on 175% of annual base compensation ($1,715,000); (ii) lump sum payment of base salary he would have received had his employment agreement been extended for three years ($2,940,000); (iii) lump sum payment of the Annual Incentive Award he would have received had his employment agreement been extended for three years calculated based on 175% of annual base salary ($5,145,000); (iv) an amount equal to the Company's contributions to the Profit Sharing Plan he would have received if his employment continued for three more years, measured based on the greatest amount contributed by the Company during the three years prior to termination ($61,794); (v) healthcare benefits for three years ($51,764); (vi) outplacement services for two years ($16,000); and (vii) office space and secretarial support for five years ($1,042,800). Subject to the discretion of our CN&G Committee, (i) all unvested stock options would vest immediately at the time of change in control and remain outstanding until the expiration of their terms; (ii) all vested options would remain outstanding until the expiration of their terms; (iii) unvested restricted stock and all unvested RSUs and cash-settled RSUs would vest immediately at the time of the change in control; and (iv) all vested RSUs would convert to shares and be delivered to the executive at least six months after termination. Our CEO would be entitled to the deemed value of his outstanding EPS-Based LTI Cash Award (the deemed value of each EPS-Based LTI Cash Award is $1,500,000) and TSR-Based LTI Cash Award (the deemed value of each TSR-Based LTI Cash Award is $1,000,000). The CEO CIC Agreement does not include a gross-up provision or the ability to terminate voluntarily during the 13th month following a change in control.

        The following table describes the payment upon an involuntary termination or good reason termination following a change in control of the Company, as of December 31, 2013, for each NEO.

Name	Cash Compensation ($)(1)(2)	Accelerated Equity Compensation ($)(3)	Profit Sharing Company Contributions ($)	Healthcare Benefits ($)	Outplacement Services/Office Support(4) ($)	Excise Tax Gross Up ($)	Total ($)

Russell Goldsmith	9,779,164	14,277,589	61,794	51,764	1,058,800	N/A	25,229,111

Christopher J. Warmuth	6,000,000	7,212,040	61,794	51,764	16,000	5,463,289	18,804,887

Christopher J. Carey	5,695,000	6,648,572	61,794	38,832	16,000	5,176,406	17,636,604

Brian Fitzmaurice	2,696,000	3,612,167	41,196	34,509	16,000	2,005,392	8,405,264

Michael B. Cahill	2,661,000	2,948,701	41,196	34,509	16,000	2,068,891	7,770,297

(1)
Includes base salary and annual incentive award values.

(2)
For Russell Goldsmith, the amount shown is net of a payment reduction in the amount of $20,836 required under the terms of his employment agreement if any payment amount would be subject to an excise tax and the reduction of the payment amount to the excise tax safe harbor amount would provide Mr. Goldsmith with a greater after tax amount than if such amounts were not reduced.

(3)
For our CEO, this amount includes the deemed value of the EPS-Based LTI Cash Award and TSR-Based LTI Cash Award.

(4)
Office space and secretarial support applicable only to our CEO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01RG6B 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 1. Election of Directors for a one year term to expire at the Company’s 2015 annual meeting. IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board recommends a vote FOR all the Director nominees listed below and FOR Proposals 2 and 3. 01 - Russell Goldsmith 04 - Richard L. Bloch 02 - Bram Goldsmith 03 - Mohamad Ali For Against Abstain For Against Abstain 05 - Kenneth L. Coleman 06 - Ashok Israni For Against Abstain For Against Abstain 2. Ratification of KPMG LLP as independent registered public accounting firm for 2014. 3. Advisory vote to approve named executive officer compensation. For Against Abstain 07 - Bruce Rosenblum 08 - Peter M. Thomas 09 - Robert H. Tuttle 10 - Christopher J. Warmuth MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 8 5 4 5 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2014. Vote by Internet • Go to www.investorvote.com/cyn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CITY NATIONAL CORPORATION Christopher J. Carey, Michael B. Cahill and Olga Tsokova (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of common stock of City National Corporation held of record by the undersigned at the close of business on March 7, 2014, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of City National Corporation to be held on Wednesday, April 23, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the Director nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. If you vote by telephone or Internet, please DO NOT mail back this proxy card. (Items to be voted appear on reverse side.) Important Notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement is available at https://www.cnb.com/investor-relations/investor-kit.asp. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE FRONT SIDE OF THIS PROXY CARD. 2014 Annual Meeting Admission Ticket 2014 ANNUAL MEETING OF CITY NATIONAL CORPORATION STOCKHOLDERS Wednesday, April 23, 2014, 4:30 P.M. Pacific Time CITY NATIONAL CENTER 400 N. ROXBURY DRIVE, BEVERLY HILLS, CALIFORNIA 90210 Upon arrival, please present this admission ticket and photo identification at the registration desk. 400 N. Roxbury Drive is located in the City of Beverly Hills at the intersection of N. Roxbury Drive and Wilshire Blvd., South of Santa Monica Blvd. Parking is available in the adjacent parking lot or by valet. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01RG8B 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 1. Election of Directors for a one year term to expire at the Company’s 2015 annual meeting. IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board recommends a vote FOR all the Director nominees listed below and FOR Proposals 2 and 3. 01 - Russell Goldsmith 04 - Richard L. Bloch 02 - Bram Goldsmith 03 - Mohamad Ali For Against Abstain For Against Abstain 05 - Kenneth L. Coleman 06 - Ashok Israni For Against Abstain For Against Abstain 2. Ratification of KPMG LLP as independent registered public accounting firm for 2014. 3. Advisory vote to approve named executive officer compensation. For Against Abstain 07 - Bruce Rosenblum 08 - Peter M. Thomas 09 - Robert H. Tuttle 10 - Christopher J. Warmuth MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 8 5 4 5 5 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Pacific Time, on April 18, 2014. Vote by Internet • Go to www.investorvote.com/cyn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE FRONT SIDE OF THIS PROXY CARD. CITY NATIONAL CORPORATION PROFIT SHARING PLAN Proxy\Voting Instructions: This Proxy is Solicited on Behalf of the Board of Directors The plan participant, revoking previous voting instructions relating to these shares, hereby instructs City National Bank, as Trustee, to vote all of the shares of common stock of City National Corporation allocated to the participant’s City National Corporation Profit Sharing Plan account, as of the close of business on March 7, 2014, as specified on the reverse side of this proxy card at the Annual Meeting of Stockholders to be held on Wednesday, April 23, 2014 or at any postponement or adjournment thereof. If you sign, date and return the voting instruction card but no choice is specified, if you do not return this card or if you do not otherwise provide directions by telephone or on the Internet by Friday, April 18, 2014, the Trustee shall vote all shares for which you do not provide voting direction in the same proportion as the City National Corporation shares held by other participants in the plan are voted. You may change your vote by submitting a new voting instruction card in accordance with these instructions by Friday, April 18, 2014. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. If you vote by telephone or Internet, please DO NOT mail back this proxy card. (Items to be voted appear on reverse side.) Important Notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement is available at https://www.cnb.com/investor-relations/investor-kit.asp. 2014 Annual Meeting Admission Ticket 2014 ANNUAL MEETING OF CITY NATIONAL CORPORATION STOCKHOLDERS Wednesday, April 23, 2014, 4:30 P.M. Pacific Time CITY NATIONAL CENTER 400 N. ROXBURY DRIVE, BEVERLY HILLS, CALIFORNIA 90210 Upon arrival, please present this admission ticket and photo identification at the registration desk. 400 N. Roxbury Drive is located in the City of Beverly Hills at the intersection of N. Roxbury Drive and Wilshire Blvd., South of Santa Monica Blvd. Parking is available in the adjacent parking lot or by valet. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01RG7B 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + 1. Election of Directors for a one year term to expire at the Company’s 2015 annual meeting. IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board recommends a vote FOR all the Director nominees listed below and FOR Proposals 2 and 3. 01 - Russell Goldsmith 04 - Richard L. Bloch 02 - Bram Goldsmith 03 - Mohamad Ali For Against Abstain For Against Abstain 05 - Kenneth L. Coleman 06 - Ashok Israni For Against Abstain For Against Abstain 2. Ratification of KPMG LLP as independent registered public accounting firm for 2014. 3. Advisory vote to approve named executive officer compensation. For Against Abstain 07 - Bruce Rosenblum 08 - Peter M. Thomas 09 - Robert H. Tuttle 10 - Christopher J. Warmuth MMMMMMMMMMMM 1 8 5 4 5 5 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CITY NATIONAL CORPORATION Christopher J. Carey, Michael B. Cahill and Olga Tsokova (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of common stock of City National Corporation held of record by the undersigned at the close of business on March 7, 2014, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of City National Corporation to be held on Wednesday, April 23, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the Director nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. If you vote by telephone or Internet, please DO NOT mail back this proxy card. (Items to be voted appear on reverse side.) Important Notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement is available at https://www.cnb.com/investor-relations/investor-kit.asp. PLEASE COMPLETE SECTIONS A AND B ON THE FRONT SIDE OF THIS PROXY CARD.